Exhibit 99.1

Dear Innolog Holdings Corporation Shareholder:

We are pleased to inform you that the Board of Directors of Innolog Holdings Corporation (“Innolog”) approved the spin-off of Awesome Living, Inc. (“Awesome Living”), a wholly owned subsidiary of Innolog to Innolog’s shareholders of record as of August 12, 2010. At the time of the spin-off, Awesome Living will hold substantially all of the assets and certain liabilities currently in Innolog’s financial statements as reported in Innolog’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2010. After completing the spin-off, Innolog shareholders will own 100% of the outstanding common stock of Awesome Living. Although we can provide no guarantees, we believe that the spin-off has the potential to facilitate Awesome Living and Innolog’s corporate strategies and enhance both companies’ access to capital while segregating a business that is not related to Innolog’s current operations.

The distribution of Awesome Living common stock is expected to occur on [                   ] by way of a pro rata stock dividend to Innolog shareholders. Each Innolog shareholder will receive 2.2241808 shares of Awesome Living common stock with respect to every one (1) share of Innolog common stock held by such shareholder at the close of business on August 12, 2010, the record date of the spin-off. The distribution will be issued in book-entry form only, which means that no physical stock certificates will be issued. If you own your shares through a broker, your brokerage account will be credited with the shares of Awesome Living. If you have an account with Innolog’s transfer agent, the shares of Awesome Living will be credited to your account. No fractional shares of Awesome Living common stock will be issued. Instead, any fractions will be rounded up to the nearest whole number. The spin-off may or may not be tax-free for shareholders. We do not have any ruling from the U.S. Internal Revenue Service nor do we have a favorable opinion by our accounting firm or any other expert confirming the spin-off’s tax status. You should consult your own tax advisor as to the particular consequences of the spin-off to you.

On August 10, 2010, the Board and majority shareholders of Innolog approved the spin-off. You are not required to take any action to receive your Awesome Living common stock. Following the spin-off, if you were an Innolog shareholder on the record date, you will own shares in each of Innolog and Awesome Living.

The enclosed information statement, which is being mailed to all Innolog shareholders of record on August 12, 2010, describes the distribution in detail and contains important information about Awesome Living. We urge you to read the information statement carefully.

I want to thank you for your continued support of Innolog, and we look forward to your support of Awesome Living in the future.

Sincerely,

William P. Danielczyk
Executive Chairman

Awesome Living Inc.

Dear Awesome Living, Inc. Shareholder:

It is our pleasure to welcome you as a shareholder of our company, Awesome Living, Inc. (“Awesome Living”), which will become an independent company as a result of the spin-off from Innolog Holdings Corporation (“Innolog”).

Our strategy as an independent company will be to develop and market our proprietary branded personal health and wellness products, including fitness DVDs and mind, body, and spirit goods and services, for fitness and health-conscious consumers seeking to enrich their physical, spiritual, and mental wellness. We plan on expanding our product offerings into proprietary branded products primarily within the fitness/well-being multimedia and nutraceutical markets. As our brand image builds, we intend to extend our brand systematically to other complementary consumer products that meet our product guidelines and are consistent with our message of “total health and happiness for oneself and others.” Although we can provide no guarantees, as an independent company, we believe we can more effectively focus on our objectives and thus bring more value to you as a shareholder, than we could as an operating subsidiary of Innolog.

We invite you to learn more about our company by reviewing the enclosed information statement. We look forward to our future as an independent company and to your support as a holder of Awesome Living common stock.

Sincerely,

Bill Glaser
Chief Executive Officer

The information contained herein is not complete and may be changed. A Registration Statement on Form 10 relating to these securities has been filed with the United States Securities and Exchange Commission under the United States Securities Exchange Act of 1934, as amended. This preliminary information statement is not an offer to sell or a solicitation of an offer to buy any securities.

Preliminary and Subject to Completion, dated November 9, 2010

INFORMATION STATEMENT

Awesome Living, Inc.
Common Stock
(Par value $0.001 per share)

We are providing this information statement to you as a shareholder of Innolog Holdings Corporation (formerly named uKarma Corporation, or “Innolog”) in connection with Innolog’s distribution to its shareholders of all of the outstanding shares of common stock of Awesome Living, Inc. (“Awesome Living” or the “Company”) in a spin-off transaction.

We are currently a wholly owned subsidiary of Innolog. Following the spin-off, we will be an independent company, and our assets and business will consist largely of those reported in Innolog’s financial statements prior to the reverse merger effective August 18, 2010 in which uKarma Corporation (currently known as Innolog Holdings Corporation) merged with Innolog Holdings Corporation (currently known as Innolog Group Corporation).

We expect that the distribution will be made on [           ] to the holders of record of Innolog common stock on August 12, 2010. If you are a holder of record of Innolog common stock at the close of business on the record date, you will receive one (1) share of common stock of Awesome Living for every five (5) shares of Innolog common stock, which on a post 11.120904:1 reverse stock split basis, which split of Innolog’s issued and outstanding common stock was effected on August 18, 2010, equates to 2.2241808 shares of Awesome Living common stock for every one (1) share of Innolog common stock, resulting in a pro rata distribution of Awesome Living’s shares to Innolog’s shareholders. All fractional shares will be rounded up to the nearest whole number. A book-entry account statement reflecting your ownership of whole shares of our common stock will be mailed to you, or your brokerage account will be credited for the shares, on or about [           ].

You will not be required to make any payment for the shares of our common stock that you will receive, nor will you be required to surrender or exchange your shares of Innolog common stock or take any other action in order to receive our common stock.

In reviewing this information statement, you should carefully consider the information under the caption entitled “Risk Factors” beginning on page [ ] of this information statement.

No shareholder approval of the distribution of our common stock is required or sought. We are not asking you for a proxy and you are requested not to send us a proxy.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this information statement is truthful or complete. Any representation to the contrary is a criminal offense.

This information statement is not an offer to sell, or a solicitation of an offer to buy, any securities.

The date of this information statement is [           ].

TABLE OF CONTENTS

Awesome Living is furnishing this information statement to you solely to provide you with information regarding both the spin-off and our company. It is not, and should not be construed as, an inducement or encouragement to buy, sell or hold any securities of Awesome Living or Innolog.

You should rely only on the information contained in this information statement. We have not authorized any other person to provide you with information different from that contained in this information statement. The information contained in this information statement is believed by us to be accurate as of its date. Therefore, you should assume that the information contained in this information statement is accurate only as of the date on the front cover of this information statement, regardless of the time of delivery of this information statement. Our business, financial condition, results of operations and prospects may have changed since that date, and neither we nor Innolog will update the information except in the normal course of our respective public disclosure obligations and practices or as specifically indicated in this information statement.

As used in this information statement, the terms “we,” “us,” “our,” the “Company” and “Awesome Living” mean Awesome Living, Inc. (unless the context indicates a different meaning). We refer to our parent company, Innolog Holdings Corporation, as “Innolog,” and we refer to its wholly owned subsidiary, Innolog Group Corporation, as “IGC.”  We refer to uKarma Corporation, the former name of Innolog, as our parent company prior to the August 18, 2010 reverse merger as “uKarma.”  We refer to Innolog Holdings Corporation, the former name of IGC, prior to the August 18, 2010 reverse merger as “IHC.”

This information statement contains trademarks, trade names and service marks of companies other than Living Awesome, which are the property of their respective owners.

 On August 9, 2010, uKarma’s operating business’ assets and liabilities were transferred into its newly formed wholly owned subsidiary, Awesome Living, Inc., in anticipation of being spun-off to shareholders on a pro-rata basis. References in this information statement to the historical assets, liabilities, products, business or activities of our business are intended to refer to the historical assets, liabilities, products, business or activities of the health and wellness businesses as those were conducted as part of uKarma’s prior to the transfer to Awesome Living.

QUESTIONS AND ANSWERS ABOUT THE COMPANY AND THE SPIN-OFF

Q. Why am I receiving this document?

A. We are delivering this document to you because you were a holder of Innolog common stock on the record date for the distribution of shares of our common stock. Accordingly, you are entitled to receive 2.2241808 shares of our common stock for every one (1) share of Innolog common stock that you held on the record date. No action is required for you to participate in the distribution.

Q. What is the spin-off?

A. The spin-off is the final step of separating the Company from Innolog through the pro rata distribution of our common stock by Innolog to holders of Innolog common stock (the “distribution”).

Q. What is the Company?

A. We currently are a wholly owned subsidiary of Innolog. Following the spin-off, we will be in a position to begin raising capital so we can begin marketing our Xflowsion DVD products along with other products that we plan to develop and acquire. The financial results of our existing business was primarily included in Innolog’s financial statements as of and for the three months ended June 30, 2010 filed with Innolog’s Quarterly Report on Form 10-Q.

Q. Why is Innolog separating the Company and distributing its stock?

A. We believe that since our business is not related to Innolog’s, we will be able to better operate, value, and capitalize Awesome Living along with being able to better attract synergistic products and talent to grow our business. For a further explanation of the reasons for the spin-off and more information about our business, see “The Spin-Off—Reasons for the Spin-Off” and “Our Business.”

Q. Why is the separation of the two companies structured as a spin-off?

A. Innolog’s Board of Directors believes that a distribution of shares of our common stock is a cost-effective way to separate the companies.

Q. What is the record date for the distribution?

A. The record date is August 12, 2010, and ownership will be determined as of 4:00 p.m., Eastern time, on that date.

Q. When will the distribution occur?

A. Shares of our common stock will be distributed on or about [ ] (the “distribution date”).

Q. What will happen to the listing of Innolog common stock?

A. Nothing. Innolog common stock will continue to be traded on the OTCBB under the symbol “INHC.”

Q. Will the spin-off affect the market price of my shares of Innolog common stock?

A. Yes. As a result of the spin-off, we expect the combined trading prices of Innolog common stock and our common stock after the distribution date may fluctuate more than the trading price of Innolog common stock prior to the distribution date.

Q. What will Innolog shareholders receive in the spin-off?

A. In the spin-off, Innolog shareholders will receive 2.224155 shares of our common stock for every one (1) share of Innolog common stock they own as of the record date of the spin-off. Immediately after the spin-off, Innolog shareholders will still own their shares of Innolog common stock and the same shareholders will own all of Awesome Living’s current businesses, but they will own them as two separate investments rather than as a single investment.

Q. Will Innolog distribute fractional shares?

A. No. Fractional shares will be rounded up to the nearest whole number.

Q. What does an Innolog shareholder need to do now?

A. Innolog shareholders do not need to take any action, although we urge you to read this entire document carefully. The approval of Innolog’s majority shareholders was already obtained to effect the spin-off, and Innolog shareholders have no appraisal rights in connection with the spin-off. Innolog is not seeking a proxy from any shareholders and you are requested not to send us a proxy.

Innolog shareholders will not be required to pay anything for the shares of our common stock distributed in the spin-off or to surrender any shares of Innolog common stock. Innolog shareholders should not send in their Innolog share certificates. Innolog shareholders will automatically receive their shares of our common stock when the spin-off is completed.

Q. Are there risks to owning Awesome Living common stock?

A. Yes. Our business is subject to both general and specific risks relating to our operations. In addition, our spin-off from Innolog presents risks relating to our becoming an independent publicly traded company as well as risks relating to the nature of the spin-off transaction itself. See “Risk Factors.”

Q. What are the federal income tax consequences of the spin-off to Innolog shareholders?

A. The spin-off may or may not be tax-free to Innolog shareholders.

If Innolog shareholders do not recognize gain or loss on the receipt of shares of our common stock in the spin-off, Innolog shareholders will apportion their tax basis in their Innolog common stock between such Innolog common stock and our common stock received in the spin-off in proportion to the relative fair market values of such stock at the time of the spin-off. An Innolog shareholder’s holding period for our common stock received in the spin-off will include the period for which that shareholder’s Innolog common stock was held.

If instead the spin-off is determined to be a taxable transaction, a taxable U.S. shareholder receiving shares of our common stock in the spin-off would be treated as if such shareholder had received a taxable distribution in an amount equal to the fair market value of our common stock received, which, based on Innolog facts, could potentially give rise to a dividend. Subject to certain limitations, this dividend would be taxable to individuals at a 15% rate. In addition, if the spin-off is treated as a taxable transaction, a shareholder’s tax basis in our common stock would be equal to its fair market value at the time of the spin-off, and the holding period in our common stock would begin the day after the spin-off. Depending on the circumstances, in a taxable spin-off transaction, non-U.S. shareholders may be subject to a withholding tax at a rate of 30% on the fair market value of the common stock received by them.

See also “The Spin-Off—Important Federal Income Tax Consequences”; however, you should consult your own tax advisor as to the particular consequences of the spin-off to you.

Q. What if I want to sell my Innolog common stock or my Awesome Living common stock?

A. You should consult with your own financial advisors, such as your stockbroker, bank or tax advisor. Innolog does not make any recommendations on the purchase, retention or sale of shares of Innolog common stock or Awesome Living common stock to be distributed.

If you do decide to sell any shares, you should make sure your stockbroker, bank or other nominee understands whether you want to sell your Innolog common stock or your Awesome Living common stock after it is distributed, or both.

Q. Where will I be able to trade shares of my Awesome Living common stock?

A. There is not currently a public market for our common stock. We intend to apply to have our common stock authorized for quotation on the OTC Bulletin Board, with a symbol assigned by FINRA. We cannot, however, ensure that we will be successful in obtaining quotations of our common stock on the OTC Bulletin Board or that an active trading market will exist after quotation.

Q. Where can Innolog shareholders get more information?

A. Before or after the distribution, if you have any questions relating to the distribution, you should contact:

Innolog Holdings Corporation	Awesome Living, Inc.
Investor Relations	Investor Relations
4000 Legato Road, Suite 830	9595 Wilshire Blvd, Suite 900
Fairfax, VA 22033	Beverly Hills, CA 90212
(703) 766-1412	(310) 998-8909

Q. Who will be the distribution agent, transfer agent and registrar for Awesome Living common stock?

A. The distribution agent for our common stock will be Computershare Trust Company, N.A. After the distribution, the transfer agent and registrar for our common stock will be Computershare Trust Company, N.A.

SUMMARY

The following is a summary of material information discussed in this information statement. This summary may not contain all the details concerning the spin-off or other information that may be important to you. To better understand the spin-off and Awesome Living’s business and financial position, you should carefully review this entire information statement. Except as otherwise indicated or unless the context otherwise requires, the information included in this information statement, including the combined financial statements of Awesome Living, which are comprised of the assets and liabilities of uKarma’s health and wellness business, assumes the completion of all the transactions referred to in this information statement in connection with the spin-off.

Except as otherwise indicated or unless the context otherwise requires, the information included in this information statement assumes the completion of all the transactions referred to in this information statement in connection with the spin-off. We describe in this information statement the health and wellness business transferred to us by uKarma in connection with the spin-off as though the health and wellness business was our business for all historical periods described. However, Awesome Living is a newly-formed entity that has not conducted any operations prior to the spin-off, and some of the actions necessary to transfer assets and liabilities of Innolog to us have not occurred but will occur prior to the effectiveness of the spin-off. References in this information statement to the historical assets, liabilities, products, business or activities of our business are intended to refer to the historical assets, liabilities, products, business or activities of the health and wellness business as those were conducted as part of uKarma prior to the spin-off.

You should not assume that the information contained in this information statement is accurate as of any date other than the date set forth on the cover. Changes to the information contained in this information statement may occur after that date, and we undertake no obligation to update the information, except in the normal course of our public disclosure obligations and practices.

Our Business

We develop and market proprietary branded personal health and wellness products, including fitness DVDs and mind, body, and spirit goods and services, for fitness and health-conscious consumers. Our product lines target consumers who seek to enrich their physical, spiritual, and mental wellness.  Our auditors, however, have expressed substantial doubt about our ability to continue as a going concern, and we expect to incur substantial losses over the next two years.  We believe that we need approximately an additional $631,322 to meet our capital requirements over the next 12 months.

Recent Events

On October 19, 2009, uKarma entered into a Merger Agreement with Galen Capital Corporation (“GCC”) dated as of October 15, 2009. This followed a previously executed Letter of Intent between uKarma and GCC dated June 11, 2009.

Under the agreement, a subsidiary of uKarma to be formed prior to closing (“Merger Sub”) would merge with Galen such that following the merger (“Merger” or “Transaction”), Galen would be a wholly owned subsidiary of uKarma. As consideration for the transaction, uKarma was to issue to the holders of Galen securities equaling the number of shares of common stock on a fully diluted basis (“Common Shares”) such that following such issuance, Merger Sub security holders would hold 95% of the outstanding uKarma Common Shares on a fully diluted basis. Galen common stock would be exchanged for uKarma Common Shares. Galen convertible preferred stock, options, and warrants would be exchanged for equivalent uKarma preferred stock, options, and warrants.

On August 11, 2010, uKarma entered into an amendment to the merger agreement with Galen in which the parties agreed that IHC, formerly a subsidiary of Galen, will merge with Merger Sub, and Galen will no longer be merging with Merger Sub.

On August 9, 2010, uKarma’s health and wellness business’ assets and liabilities were transferred into Awesome Living, Inc., then a wholly owned subsidiary of uKarma, in anticipation of the spin-off.

The merger between IHC and Merger Sub took place on August 18, 2010. The Awesome Living stock delivery date will occur after completion of the spin-off.

Summary of the Transactions

The following is a brief summary of the terms of the spin-off and the related transactions:

Securities to be distributed	Shares of Awesome Living common stock.

Distribution ratio	2.2241808 shares of Awesome Living common stock for every one (1) share of Innolog common stock as of the record date.

Method of distribution	For registered Innolog record holders, our transfer agent will credit shares of our common stock to book-entry accounts established to hold shares of our common stock.

Record date and time	The record date and time was August 12, 2010 at 4:00 p.m. Eastern time.

Distribution agent, transfer agent and registrar	Computershare Trust Company, N.A.

Over-the-Counter Bulletin Board Quotation:
We expect that a market maker will file a 15c2-11 with FINRA to obtain a symbol for our common stock and begin quotation on the OTC Bulletin Board sometime thereafter. We cannot, however, ensure that we will be successful in obtaining quotations of our common stock on the OTC Bulletin Board or that an active trading market will exist after quotation.

You should carefully read the "Risk Factors" beginning on page 7 of this information statement.

Corporate Information and Structure

We were incorporated in Nevada on July 22, 2010 by uKarma to facilitate the spin-off transaction. Our principal executive offices are located at 9595 Wilshire Blvd., Suite 900, Beverly Hills, CA 90212, and our telephone number is (310)-998-8909. We maintain websites at www.ukarma.com and www.xflowsion.com, and we are developing a website at www.awesomeliving.com, which we expect will be complete by November 15, 2010. Our website and the information contained on those sites, or connected to those sites, are not incorporated into this information statement.

Summary Historical Financial Information

The following table sets forth our selected historical financial data as of and for each of the periods indicated. We derived the selected historical financial data as of and for each of the last two years ended December 31 and for the six months ended June 30, 2010 from our financial statements. This information is only a summary and you should read it in conjunction with the historical financial statements included in this information statement and the related notes and the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations," included in this information statement. Our financial information may not be indicative of our future performance and does not necessarily reflect what our financial condition and results of operations would have been had we operated as an independent, stand-alone entity for the periods presented, particularly since many changes will occur in our operations and capitalization as a result of our spin-off from Innolog.

	Six Months Ended	Year Ended December 31,
	June 30, 2010	2009	2008
Statement of Operations Data:
Net sales	$784	$20,528	$86,339
Cost of sales	(367)	(1,226)	(4,048)
Gross profit	417	19,302	19,302
Operating expenses	(428,611)	(1,738,427)	(2,741,075)
Operating loss	(428,194)	(1,719,125)	(2,658,784)
Interest expense	(6,521)	(23,524)	(16,758)
Net loss before income tax	(434,715)	(1,742,649)	(2,675,542)
Provision for income tax	800	800	800
Net loss	(435,515)	(1,743,449)	(2,676,342)

		As of December 31,
	As of June 30, 2010	2009	2008
Balance Sheet Data:
Cash and cash equivalents	$18,678	$85	$1,781
Total assets	$505,278	$533,576	$959,261
Working capital	$(323,805)	$(273,648)	$(348,635)
Notes payable	$8,561	$10,819	$207,768
Total shareholders’ equity	$(86,806)	$27,815	$488,655

RISK FACTORS

You should carefully consider each of the following risks and all of the other information set forth in this information statement. The risks and uncertainties described below are those risks of which we are aware, that we consider to be material to our business. If any of the following risks and uncertainties develop into actual events, our business, financial condition or results of operations could be materially adversely affected. In that case, the trading price of our common stock could decline.

Risks Related to the Spin-Off

We may be unable to achieve some or all of the benefits that we expect to achieve from our spin-off from Innolog.

As a stand-alone, independent public company, we believe that our business will benefit from, among other things, allowing our management to design and implement corporate policies and strategies that are based primarily on the characteristics of our business, allowing us to focus our financial resources wholly on our own operations and implement and maintain a capital structure designed to meet our own specific needs. By separating from Innolog, there is a risk that our company may be more susceptible to market fluctuations, liquidity challenges, increased public scrutiny, decisions by financial institutions not to maintain accounts or other relationships with us and other adverse events than we would have been if we were still a part of the current Innolog. We may not be able to achieve some or all of the benefits that we expect to achieve as a stand-alone, independent company or such benefits may be delayed or may not occur at all. For example, analysts and investors may not place a greater value on our business as a stand-alone company than on our business being part of Innolog.

Our historical financial information is not necessarily representative of the results we would have achieved as a separate publicly traded company and may not be a reliable indicator of our future results.

The historical financial information we have included in this information statement may not reflect what our results of operations, financial position and cash flows would have been had we been an independent publicly traded company during the periods presented or what our results of operations, financial position and cash flows will be in the future when we are an independent company. This is primarily because our historical financial information does not reflect changes that we expect to incur in the future as a result of our spin-off from Innolog, including changes in the cost structure, personnel needs, financing and operations of the contributed business as a result of the spin-off from Innolog and from reduced economies of scale

Following the spin-off, we also will be responsible for the additional costs associated with being an independent public company, including costs related to reporting, stock exchange listing and corporate governance. We expect that annual costs incurred as a newly reporting company will be approximately $30,000 for audit expenses and $20,000 for legal expenses.  Therefore, our financial statements may not be indicative of our future performance as an independent company.

We may be required to satisfy certain indemnification obligations to Innolog or may not be able to collect on indemnification rights from Innolog.

Under the terms of the merger agreement, we, as successor to uKarma Corporation, and Innolog agreed to indemnify each other and each other’s shareholders, officers, agents, and directors against any loss, liability, claim, damage, or expense to which it or they may become subject arising out of or based on (i) any breach of or inaccuracy in any of the representations and warranties or covenants or conditions made by the indemnifying party in the merger agreement, and (ii) any and all liabilities existing prior to the closing of the merger.  We must indemnify uKarma Corporation’s officers, directors, shareholders, and agents subsequent to closing of the merger for all losses to which such indemnified parties may become subject arising out of or based on the operations of the Company subsequent to the closing.

We are not aware of any existing indemnification obligations at this time, but any such indemnification obligations that may arise could be significant. Our ability to satisfy these indemnities, if called upon to do so, will depend upon our future financial strength. We cannot determine whether we will have to indemnify Innolog for any substantial obligations after the spin-off. In addition, under the separation and distribution agreement, Innolog agreed to indemnify us for certain liabilities and obligations. To the extent that Innolog is required to indemnify us after the spin-off, we may not be able to collect on those indemnification rights from Innolog.

Risks Related to Our Business

There is substantial doubt about our ability to continue as a going concern as we lack a substantial operating history and have experienced losses in the past that may continue into the future. If we cannot generate sufficient revenues to operate profitably, we may suspend or cease operations.

Our auditors have expressed substantial doubt about our ability to continue as a going concern.  We initiated our current business plan in April 2006. Although we have produced and edited 7 yoga and fitness DVDs, we have marketed them to the public on a limited basis. During the second quarter of 2007, we began marketing and selling our DVD product and generated revenue.  We incurred net losses, however, of approximately $122,488 in 2005, $1,397,922 in 2006, $1,849,636 in 2007, 2,677,092 in 2008 and $1,743,449 in 2009. As of December 31, 2009, we had an accumulated deficit of $7,832,650. We have a monthly “burn rate” of approximately $10,000 to $15,000, and we believe that, without the addition of capital, we will run out of funds on January 31, 2011.  As a company in the early stage of development, our limited history of operations makes prediction of future operating results difficult. We believe that period-to-period comparisons of our operating results should not be relied on as predictive of our future results.

We face the risks and problems associated with any business in its early stages with no operating history on which an evaluation of its prospects can be made. Based upon current plans, we expect to incur operating losses in future periods because we will be incurring expenses and not generating revenues. We cannot guarantee that we will be successful in generating revenues in the future. Failure to generate revenues of substance will cause us to go out of business.

We will likely need capital in the future, and it may not be available on acceptable terms.

We may need to raise funds in order to finance our operations while we implement and execute our business plan, support expansion, develop new or enhanced services and products, respond to competitive pressures, acquire complementary businesses, or take advantage of unanticipated opportunities. There can be no assurance that such additional capital will be available or on terms acceptable to us. If future financing funds are not available on acceptable terms, we may be forced to curtail or cease our operations. Even if we are able to continue our operations, the failure to obtain financing could have a substantial adverse effect on our business, results of operations and financial results. Furthermore, sales of additional equity or convertible debt securities would result in additional dilution to our stockholders.

We face competition from companies with substantially greater resources.

We may not be able to compete successfully against current and future competitors. Our business is evolving and intensely competitive, and we expect competition to intensify. We expect to compete across a number of markets with a variety of competitors, many of which competitors are much larger than we are and have substantially greater financial, distribution, and marketing resources than us.

Our fitness DVD sales business will face competition from the many companies that already sell yoga and fitness DVDs via infomercials, in chain stores, through smaller retailers and on their own Internet sites or shopping websites such as ebay.com and Yahoo! Shopping. Many of our competitors who produce yoga and fitness DVDs will have greater financial and other resources than we do and will be able to promote their products to a greater extent than we will and perhaps have celebrity endorsements or participation that will enable them to attract more buyers. In addition, competing production companies may be able to obtain more or better DVD content and have better promotional campaigns. Also, the extent to which consumers choose to exercise in fitness centers or in other manners without the aid of DVDs may reduce our sales, reduce our gross margins, increase our operating expenses and decrease our profit margins.

In addition, competitors selling products containing nutraceuticals are permitted by FDA regulations to use the term "functional" in advertising their products. These competitors may have a competitive advantage in marketing to certain consumer markets. All of these competitors also compete for distribution channels and for suppliers and manufacturers. Increased competition from such companies could have a material adverse effect on our business, results of operations, and financial condition.

We are dependent of third party manufacturers for the manufacture and shipment of our products.

We do not own or operate any manufacturing facilities and are, therefore, dependent on third parties for the manufacture of our products (whether DVDs, yoga mats, nutritional supplements or other). We will rely on contract manufacturers to produce some of our products. These contract manufacturers may also produce products for some of our competitors. If any of our contract manufacturers were unable or unwilling to produce and ship our products in a timely manner or to produce sufficient quantities to support our growth, if any, we would have to identify and qualify new contract manufacturers. There can be no assurance that we would be able to identify and qualify new contract manufacturers in a timely manner or that such manufacturers would allocate sufficient capacity to us in order to meet our requirements, which could adversely affect our ability to make timely deliveries of our products. In addition, there can be no assurance that the capacity of the contract manufacturers will be sufficient to fulfill our orders, and any supply shortfall could materially and adversely affect our business, results of operations, and financial condition. We expect to store our products in a warehouse at the contact manufacturers' premises prior to shipment to distributors. Shipments to and from the warehouses could be delayed for a variety of reasons including weather conditions, strikes, and shipping delays. Any significant delay in shipments of our products would have a material adverse effect on our business, results of operations, and financial condition.

To successfully operate our business, we must receive timely delivery of merchandise from our vendors and suppliers. As we grow, some of these vendors may not have sufficient capital, resources or personnel to satisfy their commitments to us. Any significant delay in the delivery of products by vendors could have a material adverse effect on our business, results of operations, and financial condition.

In addition, the contract manufacturers will be contractually required to maintain the quality of the products we sell and to comply with applicable laws and regulations relating to the production of such products. There can be no assurance that our contract manufacturers will always produce products that are consistent with our standards. The failure of any contract manufacturer to produce products that conform to our standards could materially adversely affect our reputation and result in product recalls, product liability claims and severe economic loss.

Our sales and operating results may vary widely.

We expect to experience fluctuations in our operating results as a result of a variety of factors, including:

(i) fluctuations in promotional, advertising, and marketing expenditures;

(ii) the introduction of new products or delays in such introductions;

(iii) the introduction or announcement of new products by our competitors;

(iv) customer acceptance of new products;

(v) shipment delays;

(vi) consumer perceptions of our products and operations;

(vii) competitive pricing pressures;

(viii) the adverse effect of our or our distributors' or suppliers' failure, and allegations of their failure, to comply with applicable regulations;

(ix) the availability and cost of raw materials;

(x) economic conditions in general and in the media and lifestyles industry in particular;

(xi) the negative effect of changes in or interpretations of regulations that may limit or restrict the sale of certain of our products;

(xii) the expansion of our operations into new markets; and

(xiii) the introduction of our products into each such market.

Any of these factors could have a material adverse effect on our business, results of operations, and financial condition. We have no operating history, and therefore it is difficult to predict our future sales or its ability to identify and adapt its products successfully to meet changing consumer interest trends and other elements that affect our results of operations.

We must achieve trade and consumer acceptance in distribution channels.

Our growth will depend in part on our ability to attract and maintain customers and expand our channels of marketing and distribution (including without limitation direct-response television, mass merchandise, grocery and drug stores, and internet sales). These channels of marketing and distribution are expected to present, competitive challenges, risks and marketing and distribution costs. In addition, our expansion in these channels of distribution will require us to attract and retain consumers in broader demographic and geographic markets. There can be no assurance that we will achieve successful distribution through nationwide distribution channels and with consumers in other demographic and geographic markets. The inability to obtain consumer acceptance in these markets could have a material adverse effect on our business, results of operations, and financial condition.

Our business may be affected by changes in trends.

The health & fitness and nutritional industries are subject to changing consumer trends, demands and preferences. Trends change often and unpredictably, and our failure to anticipate, identify or react to changes in these trends could lead, among other things, to reduced demand and price reductions, and could have a material adverse effect on our business, results of operations, and financial condition. These changes might include consumer demand for new products or formulations. Our success depends, in part, on our ability to anticipate the habits of consumers and to offer products that appeal to their preferences on a timely and affordable basis.

Direct-response marketing is extremely competitive.

We market our yoga/fitness DVD series via direct response marketing (such as television infomercials). The direct response industry is extremely competitive, rapidly evolving and subject to constant change and intense marketing by providers of similar products. We must be able to distinguish our products and develop new products that address the needs of our customers. The inability to do so could have a material adverse effect on our business, results of operations, and financial condition.

We may be dependent on significant retail customers and distributors.

Along with selling our products direct to consumers, we plan to sell our products through distributors that resell to retail customers. We also seek to establish sales to retail customers. Such distributors and retail customers would likely purchase our products with standard purchase orders and, in general, are not bound by long-term contracts. There can be no assurance that any such distributors and retail customers will establish a relationship with us. The lack of a distributor or a significant number of retail customers, or a significant reduction in purchase volume by or financial difficulty of such customers or distributors could have a material adverse effect on our business, results of operations, and financial condition.

We may be affected by product liability claims.

Like any marketer, distributor or manufacturer of products that are designed to be ingested or which promote health & fitness, we face an inherent risk of exposure to product liability claims if the use of our products results, or is alleged to result, in injury or death. We expect to acquire liability insurance by early 2011 with a minimum of $1.0 million per occurrence and $2.0 million in aggregate liability insurance. There can be no assurance that such insurance will be available at a reasonable cost, or, if available, will be adequate to cover our potential liabilities. In addition, with respect to any nutritional products we may sell, we will be heavily dependent on contract manufacturers for compliance with sound and lawful production of our products. Our contract manufacturers will be required to indemnify us for product liability claims, arising out of the manufacturing of our products, and we must indemnify the manufacturers for claims arising out of the labeling and packaging of our products. Although we expect to receive a contractual indemnification from our contract manufacturers, any such indemnification will be limited as a practical matter to the creditworthiness of the indemnifying party, the availability of such insurance, and such manufacturers' continued maintenance of such insurance. Therefore, if we do not have adequate insurance or contractual indemnification, product liabilities relating to defective products could have a material adverse effect on our business, results of operations, and financial condition.

Some products and services we sell may put us at a competitive price disadvantage.

Some environmentally friendly products are priced at a premium to products that have similar uses but are not environmentally friendly. We believe that consumers will sometimes be willing to pay higher prices in order to enhance the environment, promote a sustainable economy and achieve healthy lifestyles and personal development or that, over time we will be able to reduce prices through volume purchases from our suppliers. If we are unable to sustain price levels of these products, or to increase sales volume to a level that would allow us to reduce our costs, our business will be adversely affected.

We may face intellectual property risks.

We will rely on a combination of common law trademark rights, U.S. federal registration rights, and trade secret laws to protect our proprietary rights. There can be no assurance that we will be able to enforce our trademark rights for our products or register trademarks or obtain common law trademark rights we desire. In addition, we expect to file applications for federal registration of marks in the United States. Common law trademark rights do not provide us with the same level of protection as afforded by a United States federal registration of a trademark. In addition, common law trademark rights are limited to the geographic area in which the trademark is actually used plus a reasonable zone of future expansion, while U.S. federal registration on the Principal Register gives the registrant superior rights throughout the United States, subject to certain exceptions. We expect to register our trademarks in certain foreign jurisdictions where our products will be sold. The protection available in such jurisdictions may not be as extensive as the protection available to us in the United States.

We are dependent on two key officers.

Our success is significantly dependent on the personal efforts, performance, abilities, and continued service of Bill Glaser, our CEO, and Fred E. Tannous, our CFO. The loss of service of Messrs. Glaser and Tannous could have a material adverse effect on our business, results of operations, and financial condition. We do not maintain "key man" life insurance on Messrs. Glaser and Tannous. In addition, our future success depends upon our ability to attract and retain highly qualified personnel. Competition for such personnel is intense, and there can be no assurance that we will be able to attract and retain such qualified personnel. A failure to do so could have a material adverse effect on our business, results of operations, and financial condition.

We are subject to risks associated with advertising.

Advertising of our products is subject to regulation by the FTC under the Federal Trade Commission Act, which prohibits unfair or deceptive trade practices, including dissemination of false or misleading advertising. In addition, the National Advertising Division of the Council of Better Business Bureaus, Inc. ("NAD") administers a self-regulatory program by the advertising industry to ensure truth and accuracy in national advertising. NAD both monitors national advertising and entertains inquiries and challenges from competing companies and consumers. Although we do not believe that such regulations will materially negatively affect our marketing efforts, any future changes to our advertising resulting from compliance with an adverse NAD determination or FTC action or fines or penalties assessed in connection therewith could adversely affect our product marketing efforts, and there can be no assurance that such required changes in advertising would not have a material adverse effect on our business, results of operations, and financial condition.

Risks Related With Ownership of Our Securities

There is no active, liquid trading market for our common stock. So you may be unable to liquidate your shares if you need money.

There is currently no public market for our common stock. An active trading market for our common stock may not develop in the future due to a number of factors, including the fact that we are a small company that is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and would be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned and viable. As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales. We cannot give you any assurance that an active public trading market for our common shares will develop or be sustained. You may not be able to liquidate your shares quickly or at the market price if trading in our common stock is not active.

We do not anticipate paying any cash dividends in the foreseeable future, which may reduce your return on an investment in our common stock.

We plan to use all of our earnings, to the extent we have earnings, to fund our operations. We do not plan to pay any cash dividends in the foreseeable future. We cannot guarantee that we will, at any time, generate sufficient surplus cash that would be available for distribution as a dividend to the holders of our common stock. Therefore, any return on your investment would derive from an increase in the price of our stock, which may or may not occur.

We may raise capital through a securities offering that could dilute your ownership interest and voting rights.

We require substantial working capital to fund our business. If we raise additional funds through the issuance of equity, equity-related or convertible debt securities, these securities may have rights, preferences or privileges senior to those of the holders of our common stock. The issuance of common stock or securities convertible into common stock by our board of directors will also have the effect of diluting the proportionate equity interest and voting power of holders of our common stock.

After the spin-off, Bill Glaser and Fred E. Tannous will own 75.66% of our common stock, which will provide them with substantial control over our corporate actions.

Our principal stockholders after the spin-off will be Bill Glaser, our Chairman of the Board and CEO, and Fred E. Tannous, our CFO and a director.  Messrs. Glaser and Tannous together will own approximately 75.66% of our outstanding shares of common stock.  These stockholders, acting individually or as a group, could exert control over matters such as electing directors, amending our certificate of incorporation or bylaws, and approving mergers or other business combinations or transactions.  In addition, because of the percentage of ownership and voting concentration in these principal stockholders, elections of our board of directors will generally be within the control of these stockholders.  While all of our stockholders are entitled to vote on matters submitted to our stockholders for approval, the concentration of shares and voting control presently lies with these principal stockholders.  As such, it would be difficult for stockholders to propose and have approved proposals not supported by these principal stockholders and their affiliated entities.  There can be no assurance that matters voted upon by our officers and directors in their capacity as stockholders will be viewed favorably by all stockholders of our company.  The stock ownership of our principal stockholders and their affiliated entities may discourage a potential acquirer from seeking to acquire shares of our common stock which, in turn, could reduce our stock price or prevent our stockholders from realizing a premium over our stock price.

THE SPIN-OFF

Reasons for the Merger

On August 10, 2010, uKarma’s board of directors approved the merger between IHC and Merger Sub because it believed the merger would provide it the ability to raise capital without diluting its shareholders and without having to either accept a highly dilutive funding or not receiving funding to continue operations.  The negative factor associated with the merger is that uKarma’s shareholders who invested in a public company are investors post-merger in a private company with uncertain value on their original investment.

Reasons for the Spin-Off

On August 10, 2010, uKarma’s board of directors also approved the spin-off. uKarma believed that the subsequent spin-off would enhance value for stockholders of our parent company and stockholders of Awesome Living, by creating significant opportunities and benefits, including:

• receiving capital without diluting uKarma’s shareholders as a result of the terms of the merger. Awesome Living, and its operating business formerly known as uKarma, received $525,000 from IHC without selling shares of stock, which would have diluted our shareholders.

• segregating businesses that have operations with no synergy and that may be valued greater as separate public companies. We believe that by segregating Innolog and Awesome Living, the defense and wellness businesses, respectively, will be better able to be valued independently, allowing for the potential of greater shareholder value.

• allowing the management of Awesome Living to focus its efforts on maximizing the value of its proprietary health and wellness business. We believe that being a separate company without being under the umbrella and directorship of an unrelated business will allow Awesome Living to attract better management, business opportunities, capital, and value for its shareholders.

• unlocking stockholder value by shareholders owning stock in two companies rather than one. We believe that segregating two businesses in different fields will allow investors to appropriately value each company and allow our shareholders to maximize their investment opportunities.

The negative factor associated with the spin-off is the uncertainty of value and liquidity of Awesome Living’s stock, presuming it is able to obtain quotation on the OTCBB. There is also no certainty that Awesome Living will be able to raise the capital it needs as a public company.

Manner of Effecting the Spin-Off

Innolog’s stockholders of record on August 12, 2010 are not required to pay for shares of our common stock to be received in connection with the spin-off. No additional vote of Innolog stockholders is required or sought in connection with the spin-off, and Innolog record holders have no appraisal rights in connection with the distribution.

Results of the Spin-Off

Following the Awesome Living stock delivery date, we will be an independent, public company owning and operating the personal health and wellness business. Following the spin-off, we will have 21,258,896 shares outstanding, presuming no other shares are issued in the interim. Stockholder approval of the spin-off was not required, and you are not required to take any action to receive your Awesome Living common stock.

Important Federal Income Tax Consequences

This summary discusses material federal income tax consequences to Innolog shareholders who receive our stock in the spin-off. This discussion is based upon the Internal Revenue Code, Treasury regulations, published positions of the Internal Revenue Service (the “IRS”), judicial decisions and other applicable authorities, all as currently in effect, and all of which are subject to change or differing interpretations, possibly with retroactive effect. Any such change or differing interpretation could affect the accuracy of this discussion. The discussion does not address the effects of the spin-off under any state, local, or foreign tax laws.

The spin-off may or may not be tax-free to the Innolog shareholders, for U.S. federal income tax purposes. You are urged to consult a tax advisor to determine the particular tax consequences of the spin-off to you, including the effect of any federal, state, local and any other tax laws.

YOU SHOULD CONSULT YOUR OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO YOU OF THE SPIN-OFF, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS, IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES AND THE EFFECT OF POSSIBLE CHANGES IN LAW ON THE TAX CONSEQUENCES DESCRIBED IN THIS INFORMATION STATEMENT.

Market for Our Common Stock

There is no trading market for our common stock. We expect that a market maker will file a 15c2-11 with FINRA to obtain a symbol for our common stock and begin quotation sometime thereafter. We cannot, however, ensure that we will be successful in obtaining quotations of our common stock on the OTC Bulletin Board or that an active trading market will exist after quotation.

Shares of our common stock distributed to holders in connection with the spin-off will, as of the Awesome Living stock delivery date, be transferable without registration under the Securities Act of 1933, as amended, except for shares received by persons who may be deemed to be our affiliates. Persons who may be deemed to be our affiliates after the distribution generally include individuals or entities that control, are controlled by or are under common control with us, which may include our executive officers, directors, or principal stockholders. Securities held by our affiliates will be subject to resale restrictions under the Securities Act.

DIVIDEND POLICY

We do not expect to pay any dividends on our common stock in the foreseeable future. Payment of future cash dividends will be at the discretion of our board of directors in accordance with applicable law after taking into account various factors, including our financial condition, operating results, current and anticipated cash needs, plans for expansion and contractual restrictions with respect to the payment of dividends.

MARKET PRICE OF OUR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information.

Our common stock is not traded on any stock exchange.

As of November 9, 2010, we have 15,000,000 shares of common stock subject to outstanding options.  All outstanding shares of our common stock are “restricted securities,” as that term is defined under Rule 144 promulgated under the Securities Act of 1933, and, thus, none can currently be sold pursuant to Rule 144.  We have not agreed to register any shares of our common stock under the Securities Act for sale by security holders.  None of our shares of common stock are being publicly offered, and we have no present plans to publicly offer any shares of our common stock.

Holders.

As of November 9, 2010, there were 3 shareholders of record for an aggregate of 21,258,896 shares of common stock issued and outstanding.

Securities Authorized for Issuance under Equity Compensation Plans.

None.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with our combined financial statements for the years ended December 31, 2009 and 2008 and our condensed combined financial statements for the six months ended June 30, 2010 and 2009 and the related notes included therein where certain terms have been defined.

Overview

We are an early stage company that develops and markets proprietary branded personal health and wellness products, including yoga and fitness DVDs, printed materials and CDs, nutraceuticals, and other products targeting the mass market and MBS (Mind/Body/Spirit) consumers. uKarma began generating revenue in the second quarter of 2007.

We incurred net losses of approximately $122,488 in 2005, $1,397,922 in 2006, $1,849,636 in 2007, 2,676,342 in 2008, and $1,743,449 in 2009. As of December 31, 2009, we had an accumulated deficit of $7,832,650. Our limited history of operations makes prediction of future operating results difficult. We believe that period-to-period comparisons of our operating results should not be relied on as predictive of our future results.

Recent Developments

Further to the Letter of Intent (LOI) that uKarma entered into with Galen Capital Corporation (“Galen”), uKarma subsequently executed a merger agreement with Galen. Under the agreement, a subsidiary of uKarma to be formed prior to closing (“Merger Sub”) would merge with Galen such that following the merger (“Merger” or “Transaction”), Galen would be a wholly owned subsidiary of uKarma. As consideration for the transaction, uKarma was to issue to the holders of Galen securities equaling the number of shares of common stock on a fully diluted basis (“Common Shares”) such that following such issuance, Merger Sub security holders would hold 95% of the outstanding uKarma Common Shares on a fully diluted basis. Galen common stock would be exchanged for uKarma Common Shares. Galen convertible preferred stock, options, and warrants would be exchanged for equivalent uKarma preferred stock, options, and warrants.

In addition, uKarma entered into an amendment to the merger agreement in which Galen agreed to pay uKarma an amount equal to $475,000 (“Cash Payment”). As of June 30, 2010, $460,500 of the Cash Payment had already been paid to uKarma as a non-refundable deposit along with $36,000 worth of expenses.

On August 11, 2010, uKarma entered into an amendment to the merger agreement with Galen in which the parties agreed that IHC, formerly a subsidiary of Galen, will merge with Merger Sub, and Galen will no longer be merging with Merger Sub. In addition, the Cash Payment was increased to $525,000 along with an additional $12,500 of expenses. On August 18, 2010, the transaction with IHC closed, and payment in full was completed.

On August 9, 2010, uKarma’s operating business’ assets and liabilities were transferred into Awesome Living in anticipation of being spun-off to our current shareholders on a pro-rata basis. As such, we believe that this transaction is beneficial for our shareholders as we will be able to receive capital without selling shares and without taking on debt. Our then-current shareholders are also expected to own the same pro-rata ownership in the spun-off operating business while also retaining some ownership of the Company.

Management believes that once Awesome Living is spun-off, we will be in a position to begin raising capital so we can begin marketing our Xflowsion DVD products along with other products that we plan to develop and acquire.  There is, however, no guarantee that, after the spin-off, we will be in a position to begin raising capital to begin marketing these products.

Critical Accounting Policies and Estimates

Our management’s discussion and analysis of our financial condition and results of operations are based on our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements as well as the reported net sales and expenses during the reporting periods. On an ongoing basis, we evaluate our estimates and assumptions. We base our estimates on historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

The following accounting policies, which are also described in Note 2 to our financial statements, are critical to aid the reader in fully understanding and evaluating this discussion and analysis:

Use of Estimates: The preparation of the accompanying financial statements in conformity with U.S. GAAP requires management to make certain estimates and assumptions that directly affect the results of reported assets, liabilities, revenue, and expenses. Actual results may differ from these estimates.

Revenue Recognition: The Company generally recognizes product revenue when persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable, and collectability is probable. In instances where the final acceptance of the product is specified by the customer, revenue is deferred until all acceptance criteria have been met. Customers’ prepayments are deferred until products are shipped and accepted by the customers. No provisions were established for estimated product returns and allowances based on the Company’s historical experience.

Inventories: Inventories consist of finished goods and are stated at the lower of cost or market, using the first-in, first-out method.

Stock-Based Compensation: The Company applies FASB ASC 718, “Stock Compensation”, when recording stock based compensation. The fair value of each stock option award is estimated on the date of grant using the Black-Scholes option valuation model. Generally, all options granted expire ten years from the date of grant. All options have an exercise price equal to or higher than the fair market value of the Company’s stock on the date the options were granted. The Company recognized pre-tax compensation expense related to stock options of $47,947 and $95,894 for three months and six months ended June 30, 2010, respectively. The Company recognized pre-tax compensation expense related to stock options of $47,947 and $99,458 for the three and six months ended June 30, 2009, respectively.

The Company accounts for stock issued to non-employees in accordance with the provisions of FASB ASC 505-50 “Equity Based Payments to Non-Employees” (“FASB ASC 505-50”) and EITF Issue No. 00-18, “Accounting For Equity Instruments That Are Issued To Other Than Employees for Acquiring, Or In Conjunction With Selling, Goods Or Services.” FASB ASC 505-50 states that equity instruments that are issued in exchange for the receipt of goods or services should be measured at the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable. Under the guidance in Issue 00-18, the measurement date occurs as of the earlier of (a) the date at which a performance commitment is reached or (b) absent a performance commitment, the date at which the performance necessary to earn the equity instruments is complete (that is, the vesting date).

Production Costs: Production costs incurred for the master copies of fitness videos are capitalized as an asset since the costs will be recovered from future sales. The asset is amortized over the estimated lives of the fitness videos using a revenue forecast method.

Results of Operations

Comparison of Six Months ended June 30, 2010 and June 30, 2009

Net sales. For the six months ended June 30, 2010, net sales decreased 95.6% relative to the six months ended June 30, 2009, from $17,823 to $784. The decrease from the first half of 2009 to the first half of 2010 is primarily attributable to us not initiating marketing for our DVD products during the first half of 2010 due to capital constraints.

Cost of sales. Cost of sales for the six months ended June 30, 2010 was $367 compared to $1,144 for the six months ended June 30, 2009, a decrease of approximately 68.0%. The decrease in our cost of sales is attributable to lower sales as a result of not initiating marketing for our DVD products.

Gross profit. Gross profit for the six months ended June 30, 2010 was $417 compared to $16,679 for the six months ended June 30, 2009, representing gross margins of approximately 53.2% and 93.6%, respectively. The decrease in gross margin percentages is attributable to selling DVDs at wholesale prices instead of retail prices due to our decreased marketing efforts as a result of capital constraints.

Operating expenses. For the six months ended June 30, 2010, total operating expenses were $428,611, while total operating expenses for the six months ended June 30, 2009 were $754,067, representing a decrease of approximately 43.2%. The decrease in operating expenses is primarily due to us not marketing our product. In addition, during the six months ended June 30, 2009, we incurred non-recurring charges for finders’ fees and investor relations of approximately $325,000.

Net income (loss). We had a net loss of $435,515 for the six months ended June 30, 2010 compared to a net loss of $752,755 for the six months ended June 30, 2009.

Comparison of Three Months ended June 30, 2010 and June 30, 2009

Net sales. For the three months ended June 30, 2010, net sales decreased 98.3% relative to the three months ended June 30, 2009, from $4,392 to $75. The decrease from the first quarter of 2009 to the first quarter of 2010 is primarily attributable to us not initiating marketing for our DVD products during the first half of 2010 due to capital constraints.

Cost of sales. Cost of sales for the three months ended June 30, 2010 was $16 compared to $371 for the three months ended June 30, 2009, a decrease of approximately 95.7%. The decrease in our cost of sales is attributable to lower sales due to us not initiating marketing for our DVD products during the first half of 2010 due to capital constraints

Gross profit. Gross profit for the three months ended June 30, 2010 was $59 compared to $4,021 for the three months ended June 30, 2009, representing gross margins of approximately 78.7% and 91.6%, respectively. The decrease in gross margin percentages is attributable to selling DVDs at wholesale prices instead of retail prices due to our decreased marketing efforts as a result of capital constraints.

Operating expenses. For the three months ended June 30, 2010, total operating expenses were $216,911, while total operating expenses for the three months ended June 30, 2009 were $233,166, representing a decrease of approximately 7.0%. The decrease in operating expenses is due to higher legal expenses offset by reduced office, consulting, and accounting expenses.

Net income (loss). We had net loss of $219,533 for the three months ended June 30, 2010 compared to a net loss of $226,213 for the three months ended June 30, 2009.

Comparison of Fiscal Years ended December 31, 2009 and December 31, 2008

The following table sets forth the results of our operations for the years ended December 31, 2009 and 2008:

	Fiscal Year Ended December 31,
	2009	2008
Net Sales	$20,528	$86,339

Cost of Sales	1,226	4,048

Gross Profit	19,302	82,291

Operating Expenses	(1,738,427)	(2,741,075)

Operating Loss	(1,719,125)	(2,658,784)

Interest Expense	(23,524)	(16,758)

Net Loss Before Income Tax	(1,742,649)	(2,675,542)

Provision for Income Taxes	800	800

Net Loss	(1,743,449)	(2,676,342)

Net Sales. Net sales were $20,528 in 2009, a decrease of approximately 76.2% from $86,339 in 2008. We attribute the decrease to not airing our infomercial and less publicity coverage.

Cost of Sales. Cost of sales was $1,226 in 2009, a decrease of approximately 69.7% from $4,048 in 2008. The decrease is attributable to lower sales as we were unable to take advantage of volume discounts that are associated with our larger sales.

Gross Profit. Gross profit was $19,302 in 2009, a decrease of approximately 76.5% from $82,291 in 2008. The decrease is attributable to lower sales and a lower selling price of our DVDs.

Operating Expenses. Operating expenses in 2009 were $1,738,427, a decrease of approximately 36.6% from $2,741,825 in 2008. The decrease was due to lower production expenses along with other reduced expenses and fewer stock for services expenses.

Operating Loss. Operating loss was $1,719,125 in 2009, a decrease of approximately 35.3% from an operating loss of $2,658,784 in 2008. The decrease in operating loss is attributable to lower operating costs due to not producing and airing our infomercial and other reduced expenditures.

Net Loss. Net loss was $1,743,449 in 2009, a decrease of approximately 34.9% from a net loss of $2,676,342 in 2008. The decrease in net loss is mainly attributable to lower operating costs due to not producing and airing our infomercial and other reduced expenditures

LIQUIDITY

Cash Flows

Comparison of Six Months ended June 30, 2010 and June 30, 2009

Net cash used in operating activities was $185,906 for the six months ended June 30, 2010 while net cash used in operating activities was $7,497 for the six months ended June 30, 2009. The increase in net cash used in operating activities between the two quarters was mainly due to having cash available during 2010 while, in 2009, expenses were deferred and/or minimized.

Net cash used in investing activities was $103,501 for the six months ended June 30, 2010 while net cash used in investing activities was $128,900 for the six months ended June 30, 2009. The decrease in net cash used in investing activities between the periods was due to an increase in cash due from a shareholder in 2010 offset by cash used in the purchase of property and equipment in 2009.

Net cash provided by financing activities was $308,000 for the six months ended June 30, 2010 while net cash provided by financing activities was $134,855 for the six months ended June 30, 2009. The increase in cash flow from financing activities was mainly due to cash received pursuant to the terms of a merger agreement between uKarma and IHC.

Comparison of Fiscal Years ended December 31, 2009 and December 31, 2008

Net cash used in operating activities was $165,511 in 2009 while net cash flow used in operating activities was $1,335,715 in 2008. The increase in net cash flow from operating activities was due primarily to a lack of infomercial productions costs and less stock for services issued.

Net cash used in investing activities was $150,540 in 2009 while net cash flow used in investing activities was $383,563 in 2008. The decrease in net cash flow from investing activities was due to less capital raised.

Net cash provided by financing activities was $314,355 in 2009 while net cash flow provided by financing activities was $1,237,495 in 2008. The decrease in net cash flow from financing activities was due to less capital raised.

CAPITAL RESOURCES

As of June 30, 2010, we had negative working capital of $(323,805). To satisfy current working capital needs, we received capital from a planned merger with Innolog Holdings Corporation. There is no guarantee that we will be able to meet current working capital needs if we do not receive additional infusions of cash via loans, stock sales, revenues, or other sources. We have fully incurred the production cost of our Xflowsion DVD series and last version of our infomercial, and plan to make financial investments in marketing our Xflowsion DVD series for the next six months. We expect to incur substantial losses over the next two years.

We estimate that our expenses over the next 12 months beginning on July 1, 2010 will be approximately $650,000 as follows:

General and Administrative	$200,000
Infomercial Production	100,000
Inventory	30,000
Media (Airtime)	50,000
Marketing/Publicity	150,000
Legal	50,000
DVD/CD Production	50,000
Accounting	20,000

As of June 30, 2010, we had cash equivalents of $18,678. We believe that we need approximately an additional $631,322 to meet our capital requirements over the next 12 months. Our intention is to obtain this money through debt and/or equity financings.

We plan to engage outside contractors and consultants who are willing to be paid in stock rather than cash or a combination of stock and cash. Expenses incurred that cannot be paid in stock, such as auditors' fees, will be paid in cash. There are no assurances that we will be able to meet our capital requirements or that our capital requirements will not increase. If we are unable to raise necessary capital to meet our capital requirements, we may not be able to successfully market and sell our Xflowsion DVDs and other products.

Our independent certified public accountants have stated in their report dated April 9, 2010 included with our financial statements as of and for the fiscal year ended December 31, 2009 filed with uKarma’s Annual Report on Form 10-K with the Commission on April 15, 2010 that we have incurred operating losses from our inception and that we are dependent upon our ability to meet our future financing requirements and the success of future operations. These factors raise substantial doubts about our ability to continue as a going concern.

CONTRACTUAL OBLIGATIONS AND OFF-BALANCE SHEET ARRANGEMENTS

Contractual Obligations

We have certain fixed contractual obligations and commitments that include future estimated payments. Changes in our business needs, cancellation provisions, changing interest rates, and other factors may result in actual payments differing from the estimates. We cannot provide certainty regarding the timing and amounts of payments. We have presented below a summary of the most significant assumptions used in our determination of amounts presented in the tables, in order to assist in the review of this information within the context of our consolidated financial position, results of operations, and cash flows.

The following table summarizes our contractual obligations as of June 30, 2010, and the effect these obligations are expected to have on our liquidity and cash flows in future periods.

	Payments Due by Period
	Total		Less than 1 year		1-3 Years		3-5 Years		5 years +
Contractual Obligations:
Bank Indebtedness	$	―	$	―	$	―	$	―	$	―
Other Indebtedness		8,561		8,561		―		―		―
Operating Leases		―		―		―		―		―
Totals:		$8,561		$8.561	$	―	$	―	$	―

Off-Balance Sheet Arrangements

We have not entered into any other financial guarantees or other commitments to guarantee the payment obligations of any third parties. We have not entered into any derivative contracts that are indexed to our shares and classified as stockholders’ equity or that are not reflected in our financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. We do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to us or engages in leasing, hedging or research and development services with us.

OUR BUSINESS

We develop and market proprietary branded personal health and wellness products, including fitness DVDs and mind, body, and spirit goods and services, for fitness and health-conscious consumers. Our product lines target consumers who seek to enrich their physical, spiritual, and mental wellness.

Our auditors have expressed substantial doubt about our ability to continue as a going concern.  We expect to incur substantial losses over the next two years. We believe that we need approximately an additional $631,322 to meet our capital requirements over the next 12 months.

Initial Products

We launched our initial products, a fitness DVD series called Xflowsion that included 4 workouts on DVD, 2 audio CD’s, and 2 guide books, through an infomercial and other marketing initiatives. The goal of the infomercial, if it successfully generates consumer response and sales, is to generate initial working capital and build a community of loyal customers.

Planned Products and Services

From our initial products, we plan on expanding our product offerings into proprietary branded products primarily within the fitness/well-being multimedia and nutraceutical markets. As our brand image builds, we intend to extend our brand systematically to other complementary consumer products that meet our stringent product guidelines and are consistent with our message of “total health and happiness for oneself and others.”  There are, however, no guarantees that we will be able to execute such plans.

Fitness and Relationship-oriented DVDs

We plan to offer complementary products within our target categories after we have enough customers (approximately 10,000 customers) to warrant such product extensions. As of November 9, 2010, we have approximately 3,000 customers.  In addition to the 4 workouts on DVD that were included in our initial product offering, we have produced 3 workout DVDs that are ready to market once we reach approximately 10,000 customers from our initial products.  We believe we can reach 10,000 customers once our direct response marketing initiatives have been properly test marketed and expanded, which, assuming we obtain the necessary financing for such initiatives, we expect to occur by October 2011.

We expect to develop additional bundles of DVDs within the fitness and personal development segments. The timing of this will depend on the timing of our market penetration with Xflowsion and being in a cash position to re-edit our infomercial and initiate other marketing programs. We anticipate, however, producing and marketing a series of other DVDs related to developing and maintaining healthy relationships sometime after we obtain at least 10,000 customers. Each relationship DVD will likely have a retail price of $19.95, similar to the individual pricing for our fitness DVDs when not sold as part of a bundle of products.

Additional Multimedia Offerings

After we build a strong customer base and establish Xflowsion, we plan to extend our media offerings into pod casting, web broadcasting, and TV production. For TV productions, we will consider developing and producing original content of shows that are uplifting and inspirational, as well as fitness/workout formats and reality shows focusing on the behind-the-life of a yogi or guru. uKarma engaged an agent on June 30, 2008 for such a purpose, which engagement expired on December 31, 2008, and had interest in producing a TV show from production companies, although uKarma did not enter into any agreements relating to such interest.  Eric Paskel did appear on “The Amazing Race” in September 2009, however, and we expect such TV opportunities to become more viable if and when our Xflowsion brand becomes more successful and attains a loyal following of consumers.

Acquisition/Re-brandings

We will seek out products and services that are consistent with our vision and business objectives for possible acquisition and re-branding through repackaging. This strategy may enable us to get to market more quickly with several product offerings, particularly complementary accessories and nutraceuticals. Moreover, we plan to identify and possibly acquire synergistic companies that have innovative complementary products, strong management, and solid distribution channels that will forward our growth.

Planned Distribution and Sales

Once we are in a capital position to do so, we plan to continue to edit and test market our infomercial with the intention of obtaining the right formula to attract sales and make the economics of airing the infomercial nationally viable. If successful in doing so, we will build a customer base through our infomercial and other direct–to-consumer marketing. We would then expect to increase brand equity and growth through additional complementary product offerings, such as other DVD products and nutraceuticals. While infomercials will be the initial focus for our channel distribution strategy, we expect to sell our products through additional channels, including retail.

We initially offered our Xflowsion DVD series for sale in May 2007 for $39.95 plus $9.95 shipping and handling. This pricing was made available to those who had previously registered on www.xflowsion.com. The pricing for the Xflowsion DVD series was offered for 3 payments of $19.95, or $59.85, plus $12.95 shipping and handling when our infomercial ran in May 2007. We began re-airing our updated and reedited Xflowsion infomercial nationally on June 27, 2008. Infomercials typically go through a period of on-air testing and other means such as focus groups to obtain feedback that can be used to make edits designed to elicit the greatest consumer response. We went through such a process and conducted a focus group during the 3rd quarter of 2008. We had approximately 80% of participants who were interested in buying our Xflowsion DVD series. Overall, the focus group feedback revealed a strong interest in the Xflowsion workout and instructor Eric Paskel and confirmed our expectations of Xflowsion’s potential in the market. The interest from our focus group, however, may not translate into a similar response rate for the purchase of our product via infomercials, and there is no guarantee that sales will be successful.  Our infomercial generated sales of less than one times the amount we spent on media expenses, and we believe that a successful infomercial should generate a multiple of one and one-half times or more relative to the expense incurred for the media costs to air the infomercial on TV stations.  Due to cash constraints, we have not edited or aired the infomercial since. Once we are in a position to do so, we plan to use the feedback we received from the focus group and on-air infomercial testing to tweak our branding and edit our infomercial so we can maximize the potential response and sales by consumers.

DVD Continuity Programs

We plan to offer to our customers who purchase the initial Xflowsion DVD series (in response to the infomercial either via a call center or our websites) the opportunity to participate in an exclusive continuity program whereby the customer will receive one new DVD every 1-2 months. We anticipate producing multiple DVDs for our continuity program every quarter after we obtain approximately 10,000 customers. Since we shot and edited a total of 7 Xflowsion DVDs already and are selling 4 workout DVDs in our current Xflowsion DVD series, we currently have 3 Xflowsion DVDs available for our continuity program that we have produced and are ready to market once we reach approximately 10,000 customers.

Web-based Sales

We believe that our websites, www.xflowsion.com and www.uKarma.com, will be an integral component of our direct response television marketing (DRTV) campaigns. Koeppel Direct estimates that between 15-50% of DRTV purchases are now occurring on the web due to the high percentage of people who surf the Internet and watch TV concurrently. Koeppel Direct also estimates that approximately 50% of U.S. homes now have a high-speed broadband connection, enabling prospective customers to easily view short clips of the infomercial or selected video and lead them to a purchase decision. The website may also serve as a tool to further educate the consumer about our products and its benefits. Current traffic to www.xflowsion.com has been generated as a result of receiving press coverage (www.xflowsion.com/press.html), in response to the airings of our infomercial, to online marketing we initiated, and from word of mouth. We expect to drive additional traffic to our websites via the airings of our infomercial, additional press coverage, and via online marketing including Social Media, SEO (search engine optimization), banner advertisements, and email marketing.

Paid Subscription Services

If we can reach a critical mass of customers (approximately 50,000 unique individuals) through our infomercial and begin to drive customers to our website through other marketing activities, we expect to offer an online subscription service to paying members. The service may offer customers updated content on health tips, yoga poses, healthy recipes, bulletins, live chats with instructors, among others.

Viral/Social Media Marketing

In order to expand our database, we expect to use viral marketing (marketing techniques that use pre-existing social networks to produce increases in brand awareness through self-replicating viral processes), such as by establishing social media sites for our Xflowsion DVD series and providing free content and previews of our products. We also expect to offer daily inspirational messages to our prospective customers via opt-in email services, which are effective tools from which to then offer products and services and advertise third-party paid sponsors.

Affiliate Programs

Our Affiliate Partner Program is intended to allow our partners to earn a commission by promoting our products and/or brand links (text, images, banners, products) on our affiliates’ websites. We are expected to provide affiliates with a range of banners, coupons, and product links for each product. Using web-based technology, we will be able to track visitors from each affiliate site. Affiliate sites could include online yoga and fitness journals and sites dedicated to selling products from infomercials.

Retail Sales

Our DRTV campaign will be designed to be integrated with a retail strategy such that the infomercial helps drive retail sales and build awareness for our product among consumers. We expect to take our Xflowsion DVD series to retail stores after it has gained success in the direct-to-consumer market but prior to the direct-to-consumer market being saturated.

PROPERTIES

Our principal executive offices are located at 9595 Wilshire Blvd, Suite 900, Beverly Hills, California 90212. Subsequent to the lease expiration for our physical address at 499 N. Canon Drive, Suite 308, Beverly Hills, CA 90210 on April 15, 2009, we physically moved from our office but maintained an identity plan that includes phone answering and mail service at this location on a quarterly basis for approximately $450 per quarter. On August 4, 2010, we changed our identity plan to the 9595 Wilshire Blvd address for $156 per month, which includes limited office usage. We plan to continue the identity plan until we are able to afford office space. In the meantime, our CEO works from his home.

LEGAL PROCEEDINGS

Other than the proceeding described below, we know of no material, existing or pending legal proceeding against us, nor are we involved as a plaintiff in any material proceeding or pending litigation, and there are no proceedings in which our directors and executive officers or affiliates or any registered or beneficial holder of more than 5% of our voting securities, or any associate of such persons, is an adverse party or has a material interest adverse to the Company.

On June 17, 2009, Jeffrey Fischer (the “Landlord”) filed a complaint against uKarma and Bill Glaser, currently our Chief Executive Officer and Chairman of the Board and, at that time, uKarma’s Chief Executive Officer, in the Los Angeles Superior Court in Los Angeles, California. The Landlord claimed that uKarma and Mr. Glaser owed back rent on the lease of uKarma’s yoga and fitness studio in Sherman Oaks, California and sought to recover $222,859.97 and evict uKarma from the subject property. uKarma and Mr. Glaser denied liability and contended that the Landlord never reimbursed them for a tenant improvement allowance of $165,000 pursuant to the lease along with other breaches by the Landlord. The judge in the cased denied a writ of attachment motion that was submitted by the Landlord. A settlement could not be reached between the parties, and as such uKarma vacated the property on September 30, 2009. On December 2, 2009, the Landlord filed a First Amended complaint naming uKarma, Mr. Glaser, and Fred Tannous, who was, at that time, a director of uKarma and is currently our Chief Financial Officer and a director, and a number of unrelated parties and adding additional causes of actions and damages totaling $1,066,660.00. uKarma filed a demurer that was heard and sustained by the court on March 2, 2010. The Landlord filed a Second Amended Complaint on April 23, 2010, and uKarma filed a demurer and Motion to Strike that was heard by the court on July 19, 2010. The judge sustained uKarma’s demurrer without leave to amend on two causes of action in the Landlord’s complaint and sustained the remainder of the demurrer. On July 23, 2010, the Landlord filed a Third Amended Complaint, and uKarma in turn filed another demurrer and Motion to Strike, which was heard by the Court in October 2010. As of November 9, 2010, no ruling has been made by the Court related to the most recent demurrer and Motion to Strike. On August 13, 2010, uKarma filed a Notice of Name Change with the Court to substitute, as a party to the proceeding, uKarma with Awesome Living. If any part of the complaint survives the judge’s ruling to our demurer and Motion to Strike, Awesome Living, Mr. Glaser, and Mr. Tannous plan to defend such claims believed to be false and frivolous along with initiating legal action against the Landlord for full recovery of all tenant improvements incurred to date along with other damages.

MANAGEMENT

Directors and Executive Officers

Set forth below is information concerning the persons who currently serve, and upon consummation of the spin-off will continue to serve, as our directors and executive officers.

Name	Age	Position	Since
Bill Glaser	44	Chairman of the Board, Chief Executive Officer	July 22, 2010
Fred E. Tannous	44	Director, Chief Financial Officer	September 13, 2010

Bill Glaser. Mr. Glaser was the Chairman, Chief Executive Officer and Interim Chief Financial Officer of uKarma since June 26, 2001 until he resigned on August 18, 2010. From December 2000 to July 2005, he served as President of Health Sciences Group, Inc., a manufacturer, marketer, and distributor of pharmaceuticals and nutrition based products. He was also a director of Health Sciences from December 2000 to May 2007, during which time the company was publicly traded. He worked closely with the CEO of Health Sciences to provide oversight in all aspects of operations ranging from crafting and executing Health Sciences’ overall growth strategy to structuring debt and equity financings and seeking and evaluating qualified acquisition candidates. Prior to that, Mr. Glaser was founder and Chief Executive Officer of Zenterprise, Inc., a corporate consulting firm, which provided strategy, finance, and marketing services for both public and private companies. Prior, Mr. Glaser was a registered principal of a regional stock brokerage firm where he gained diverse experience in finance, management, marketing, sales, and public company relations. Previously, he was a registered representative at Drexel Burnham Lambert and Smith Barney. Mr. Glaser holds a Bachelor’s degree in finance and economics from the Ithaca College - School of Business.

Fred E. Tannous.  Mr. Tannous is Chief Financial Officer of Awesome Living, Inc., where he is responsible for overseeing all aspects of the company’s financial operations, including financings and new business development. He served as a director of uKarma from June 26, 2001 until he resigned on August 18, 2010.  He is also a Managing Director and Board member of US First Capital, LLC, an international business advisory firm, since April 2009.  From December 2000 through April 2006, Mr. Tannous was Chief Executive Officer of Health Sciences Group, Inc., where, as co-founder and CEO, he was involved in all aspects of its operations, starting with a self-underwritten public offering to guiding the overall strategy and marketing programs, launching new products and effecting several acquisitions and business development initiatives, reaching a market capitalization of more than $80 million at its peak.  Prior, Mr. Tannous spent more than 14 years at Hughes Electronics, where he worked in various capacities ranging from engineering to marketing to new business development.  While at DIRECTV, a subsidiary of Hughes, Mr. Tannous served as Sr. Manager of Investments & Acquisitions where he oversaw the company’s $1 billion equity portfolio.  He participated in valuing, structuring and executing strategic investments and business enhancement opportunities. During his tenure, he was involved in effecting more than $500 million in transactions for the company and its operating units.

Mr. Tannous has over 20 years of experience in finance, management, and new business development. He earned an MBA in finance and accounting from the University of Chicago Graduate School of Business; completed coursework in international business at SDA Bocconi in Milan, Italy; and holds a Masters and Bachelors degree in Electrical Engineering from the University of Southern California.

Involvement in Certain Legal Proceedings

Our directors and executive officers have not, during the past ten years:

•
Had any petition under the federal bankruptcy laws or any state insolvency law filed by or against, or had a receiver, fiscal agent, or similar officer appointed by a court for the business or property of such person, or any partnership in which he was a general partner at or within two years before the time of such filing, or any corporation or business association of which he was an executive officer at or within two years before the time of such filing;

•	Been convicted in a criminal proceeding or a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses);

•
Been the subject of any order, judgment, or decree, not subsequently reversed, suspended, or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from, or otherwise limiting, the following activities:

(i)
Acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission, or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity;

(ii)	Engaging in any type of business practice; or

(iii)	Engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of federal or state securities laws or federal commodities laws;

•
Been the subject of any order, judgment, or decree, not subsequently reversed, suspended, or vacated, of any federal or state authority barring, suspending, or otherwise limiting for more than 60 days the right of such person to engage in any activity described in (i) above, or to be associated with persons engaged in any such activity;

•
Been found by a court of competent jurisdiction in a civil action or by the SEC to have violated any federal or state securities law, where the judgment in such civil action or finding by the SEC has not been subsequently reversed, suspended, or vacated; or

•
Been found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any federal commodities law, where the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended, or vacated.

•
Been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of:

(i)	Any federal or state securities or commodities law or regulation; or

(ii)
Any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order; or

(iii)	Any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

•
Been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Securities Exchange Act of 1934), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Board of Directors

Our board of directors is currently composed of two members. All members of our board of directors serve in this capacity until their terms expire or until their successors are duly elected and qualified. Our bylaws provide that the authorized number of directors will be not less than one (1) nor more than nine (9).

Board Committees; Director Independence

The board of directors does not currently have any committees of the board and has no current plans to form any such committees.  We do, however, hope to form an audit committee and a compensation committee in the future after the spin-off.

Our board of directors has determined that it currently has no member who qualifies as "independent" as the term is used in the listing standards of the NASDAQ Stock Market. We plan on adding directors to our board who qualify as “independent” in the future after the spin-off .

Compensation Committee Interlocks and Insider Participation

No interlocking relationship exists between our board of directors and the board of directors or compensation committee of any other company, nor has any interlocking relationship existed in the past.

EXECUTIVE COMPENSATION

Executive Compensation

The following tables contain historical compensation information for Bill Glaser. The information in these tables reflects the compensation that Mr. Glaser earned as the sole executive officer of uKarma. The amounts and forms of compensation reported below do not reflect the compensation that Mr. Glaser will receive from Awesome Living following the spin-off.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards ($)	Option Awards ($)(1)	Non- Equity Incentive Plan Compen- sation ($)	Non- qualified Deferred Compen- sation Earnings ($)	All Other Comp- ensation ($)		Total ($)

Bill Glaser,	2009	$144,231	(2)	—	—	$190,108	—	—	$9,000	(3)	$343,339
CEO and Interim CFO	2008	$211,538		—	—	$190,110	—	—	$9,000	(3)	$410,648
	2007	$250,000		—	—	$178,171	—	—	$9,000	(3)	$437,171

(1)
The amounts shown in this column indicate the grant date fair value of option awards granted in the subject year computed in accordance with FASB ASC Topic 718 (formerly FAS 123R).  The assumptions made in the valuation of these options can be found in Note 2 to uKarma’s financial statements for the period ended December 31, 2009.

(2)	This amount was paid in the form of 7,211,535 shares of uKarma common stock.

(3)	This compensation consists of a car allowance of $750 per month pursuant to Mr. Glaser’s prior employment agreement with uKarma.

The 7,211,535 shares of common stock issued to Mr. Glaser and as described by footnote 2 to the table above is an amount of shares prior to Innolog’s 1-for-11.120904 reverse stock split that was effected on August 18, 2010.

Outstanding Equity Awards at December 31, 2009

	OPTION AWARDS					STOCK AWARDS
Name	Number of securities underlying unexercised options (#) Exercisable	Number of securities underlying unexercised options (#) Unexercis- able	Equity Incentive Plan Awards: Number of Securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested (#)

Bill Glaser	4,000,000	1,000,000	—	$0.20	01/01/2016	—	—	—	—

Mr. Glaser’s options disclosed in the table do not reflect Innolog’s 1-for-11.120904 reverse stock split that was effected on August 18, 2010, and such options were cancelled by uKarma on August 3, 2010.

Director Compensation

Directors of uKarma did not receive compensation for their services as directors. Awesome Living directors do not receive, and we do not intend to provide, compensation for their services as directors.

Employment Agreements

Bill Glaser

On August 3, 2010, we entered into a 5-year (“Term”) agreement with Bill Glaser for his services as Chief Executive Officer. Mr. Glaser is compensated with an annual salary of $180,000. Mr. Glaser’s annual salary will increase to $250,000 in the event that either (i) Awesome Living raises an aggregate $1,000,000 in debt or equity financing after August 3, 2010 or (ii) Awesome Living recognizes $1,000,000 in cumulative gross revenues. The annual salary will increase to $360,000 in the event that either (i) Awesome Living raises an aggregate $2,500,000 in debt or equity financing after August 3, 2010 or (ii) Awesome Living recognizes $2,5000,000 in cumulative gross revenues. The annual salary will increase to $500,000 in the event that either (i) Awesome Living raises an aggregate $5,000,000 in debt or equity financing after August 3, 2010 or (ii) Awesome Living recognizes $5,000,000 in cumulative gross revenues. Mr. Glaser will receive a bonus of 5% of Awesome Living’s adjusted earnings before interest, taxes, depreciation, and amortization (EBITDA). He will also be compensated with options to purchase 5,000,000 shares of common stock under the 2010 Stock Option, Deferred Stock and Restricted Stock Plan (the “Plan”) at an exercise price of $0.025 per share, which will become exercisable at the earlier of (i) 500,000 shares on December 31, 2010 and 500,000 shares at the end of each subsequent six (6) month period, and (ii) the Company’s achievement of certain key milestones as described further in the employment agreement, and which will expire ten (10) years from the grant date.

In the event of a change of control of Awesome Living prior to the one (1) month anniversary of Mr. Glaser’s termination, Mr. Glaser will be due the greater of (i) the remainder of his annual salary during the Term and (ii) $250,000, all unvested stock options will become vested, and any unexercised stock options will be paid out as cash in the amount equal to the difference between the consideration paid to Awesome Living on a per share basis less the exercise price of the stock option, the value of which is multiplied to the number of options held by Mr. Glaser.

In the event of Mr. Glaser’s termination without cause by Awesome Living, Mr. Glaser will be paid the lesser of (i) the remainder of his annual salary during the Term and (ii) one (1) year’s salary, and all stock options held by Mr. Glaser under the Plan will immediately vest in full and remain outstanding and exercisable until ten (10) years from the grant date.

Fred E. Tannous

On September 13, 2010, we entered into a 5-year (“Term”) agreement with Fred E. Tannous for his services as Chief Financial Officer. Mr. Tannous is compensated with an annual salary of $180,000. Mr. Tannous’ annual salary will increase to $250,000 in the event that either (i) Awesome Living raises an aggregate $1,000,000 in debt or equity financing after September 13, 2010 or (ii) Awesome Living recognizes $1,000,000 in cumulative gross revenues.  The annual salary will increase to $360,000 in the event that either (i) Awesome Living raises an aggregate $2,500,000 in debt or equity financing after September 13, 2010 or (ii) Awesome Living recognizes $2,5000,000 in cumulative gross revenues. The annual salary will increase to $500,000 in the event that either (i) Awesome Living raises an aggregate $5,000,000 in debt or equity financing after September 13, 2010 or (ii) Awesome Living recognizes $5,000,000 in cumulative gross revenues.

As a signing bonus, Mr. Tannous is due shares of our common stock valued at $50,000.  Mr. Tannous will also receive a bonus of 5% of Awesome Living’s adjusted earnings before interest, taxes, depreciation, and amortization (EBITDA). He will be compensated with options to purchase 10,000,000 shares of common stock under the 2010 Stock Option, Deferred Stock and Restricted Stock Plan (the “Plan”) at an exercise price of $0.025 per share, which will become exercisable at the earlier of (i) 1,000,000 shares on December 31, 2010 and 1,000,000 shares at the end of each subsequent six (6) month period, and (ii) the Company’s achievement of certain key milestone’s as described further in the employment agreement, and which will expire ten (10) years from the grant date.

In the event of a change of control of Awesome Living prior to the one (1) month anniversary of Mr. Tannous’ termination, Mr. Tannous will be due the greater of (i) the remainder of his annual salary during the Term and (ii) $250,000, all unvested stock options will become vested, and any unexercised stock options will be paid out as cash in the amount equal to the difference between the consideration paid to Awesome Living on a per share basis less the exercise price of the stock option, the value of which is multiplied to the number of options held by Mr. Tannous.

In the event of Mr. Tannous’ termination without cause by Awesome Living, Mr. Tannous will be paid the lesser of (i) the remainder of his annual salary during the Term and (ii) one (1) year’s salary, and all stock options held by Mr. Tannous under the Plan will immediately vest in full and remain outstanding and exercisable until ten (10) years from the grant date.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Innolog currently owns all of our outstanding shares of common stock. Those who own shares of Innolog common stock will receive shares of our common stock in the distribution.

The following table sets forth the number of shares of our common stock that will be held by our directors and executive officers and each person who we expect to own beneficially more than 5% of our outstanding common stock immediately after the spin-off, assuming there are no changes in each person’s holdings since August 12, 2010 in the case of our directors and executive officers, and based on our estimates as of August 12, 2010, using the distribution ratio of 2.2241808 shares of our common stock for every one (1) share of Innolog common stock, with no fractional shares.

Beneficial ownership is determined in accordance with the rules of the SEC, which deem a person to beneficially own any shares the person has or shares voting or dispositive power over and any additional shares obtainable within 60 days through the exercise of options, warrants or other purchase rights. Shares of common stock subject to options, warrants or other rights to purchase that are currently exercisable or are exercisable within 60 days (including shares subject to restrictions that lapse within 60 days) are deemed outstanding for purposes of computing the percentage ownership of the person holding such shares, options, warrants or other rights, but are not deemed outstanding for purposes of computing the percentage ownership of any other person. Unless otherwise indicated, each person possesses sole voting and investment power with respect to the shares identified as beneficially owned. An asterisk indicates beneficial ownership of less than 1% of the common stock outstanding.

	Number of Shares		Percent of Class – Post-
Name of Shareholder	Pre-Spin-Off	Post-Spin-Off	Spin-Off

Directors and Named Executive Officers:
Bill Glaser	5,500,000	10,541,397	49.59%
Fred E. Tannous	5,200,000	5,542,850	26.07%
Directors and executive officers as a group (2 persons)	10,700,000	16,084,247	75.66%

OUR RELATIONSHIP WITH INNOLOG AFTER THE SPIN-OFF

We will have no relationship with Innolog following the spin-off other than that we will have common holders of common stock.

RECENT SALES OF UNREGISTERED SECURITIES

Since our inception on July 22, 2010, we sold the following equity securities of the Company that were not registered under the Securities Act of 1933, as amended, and that were not previously disclosed in a quarterly report on Form 10-Q or on a current report on Form 8-K:

On August 6, 2010, we issued to uKarma 10,558,896 shares of our common stock in exchange for all of the assets and liabilities relating to its business of developing and marketing proprietary branded personal health and wellness products, including fitness DVDs and mind, body, and spirit goods and services, for fitness consumers, except for certain excluded liabilities. This issuance was exempt from registration requirements in reliance on section 4(2) of the Securities Act.

On September 13, 2010, we granted to Bill Glaser 5,400,000 shares of our common stock in consideration for an aggregate $135,000 in deferred and accrued compensation that we assumed under a Contribution Agreement dated August 9, 2010 between the Company and uKarma Corporation.  This issuance was exempt from registration requirements in reliance on section 4(2) of the Securities Act.

On September 13, 2010, we granted to Fred Tannous 5,400,000 shares of our common stock valued at an aggregate $135,000, $50,000 of which was a signing bonus pursuant to the terms of Mr. Tannous’ employment with the Company and $80,000 of which was compensation pursuant to the terms of a consulting agreement we entered into with Mr. Tannous on August 16, 2010. This issuance was exempt from registration requirements in reliance on section 4(2) of the Securities Act.

DESCRIPTION OF SECURITIES

General

The following summary highlights the material information regarding our securities. It may not contain all of the information that may be important to you. You should refer to the copies of our articles of incorporation and bylaws that will be filed with the SEC as exhibits to our Form 10, of which this information statement is a part, and to the provisions of the Nevada Revised Statutes.

Our authorized capital stock consists of 200,000,000 shares of capital stock, consisting of 150,000,000 shares of common stock, par value $.001 per share, and 50,000,000 shares of preferred stock, par value $.001 per share. After completion of the spin-off, we expect that we will have approximately 21,258,896 shares of our common stock outstanding, presuming no other issuances prior to the spin-off being effective and no shares of preferred stock outstanding.

Common Stock

Voting Rights. Holders of our common stock are entitled to one vote per share, and generally, a majority of our issued and outstanding shares of common stock is sufficient to authorize action upon all matters submitted for a vote. Directors are elected by a plurality of the votes cast at the annual meeting of the shareholders.

Dividends. Subject to the preferences applicable to preferred stock outstanding at any time, the holders of shares of common stock are entitled to receive dividends, payable in cash or otherwise, as may be declared thereon by the board of directors from time to time out of assets or funds of the Company legally available therefore. We do not anticipate paying any cash dividends in the near future.

Preferred Stock

The board of directors may by resolution authorize the issuance of shares of preferred stock from time to time in one or more series. The Company may reissue shares of preferred stock that are redeemed, purchased, or otherwise acquired by the Company unless otherwise provided by law. The board of directors is authorized to fix or alter the designations, powers and preferences, and relative, participating, optional or other rights, if any, and qualifications, limitations or restrictions thereof, including, without limitation, dividend rights (and whether dividends are cumulative), conversion rights, if any, voting rights (including the number of votes, if any, per share, as well as the number of members, if any, of the board of directors or the percentage of members, if any, of the board of directors each class or series of preferred stock may be entitled to elect), rights and terms of redemption (including sinking fund provisions, if any), redemption price and liquidation preferences of any wholly unissued series of preferred stock, and the number of shares constituting any such series and the designation thereof, and to increase or decrease the number of shares of any such series subsequent to the issuance of shares of such series, but not below the number of shares of such series then outstanding.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

LIMITATION OF LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS

Nevada Law

Section 78.7502 of the Nevada Revised Statutes (“NRS”) authorizes a court to award, or a corporation’s board of directors to grant, indemnity to officers, directors and other corporate agents in terms sufficiently broad to permit such indemnification under certain circumstances and subject to certain limitations.

Charter Provisions and Other Arrangements of the Registrant

Our articles of incorporation and bylaws include a provision that eliminates the personal liability of our directors for monetary damages for breach of their fiduciary duty as directors to the fullest extent permitted by the NRS.

These indemnification provisions may be sufficiently broad to permit indemnification of our executive officer and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Transactions with Related Parties

On August 16, 2010, we entered into a consulting agreement with Fred E. Tannous, who was appointed our CFO and elected a director on September 13, 2010, pursuant to which Mr. Tannous would provide us consulting services with respect to certain of our business aspects.  In exchange for these services, the terms of his agreement provided that we would compensate Mr. Tannous with a one-time payment of $40,000, payable in cash or shares of common stock; provided, however, that if we issue shares of common stock, then the value of such shares shall equal $80,000 when issued.  On September 13, 2010, we granted Mr. Tannous 3,200,000 shares of our common stock as compensation under this agreement.  The consulting agreement expired on September 15, 2010.

There are no other transactions since January 1, 2008 that would require disclosure in this information statement.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form 10 with the SEC with respect to the shares of our common stock being distributed as contemplated by this information statement. This information statement is a part of, and does not contain all of the information set forth in, the registration statement and the exhibits and schedules to the registration statement. For further information with respect to our company and our common stock, please refer to the registration statement, including its exhibits and schedules. Statements made in this information statement relating to any contract or other document are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. You may review a copy of the registration statement, including its exhibits and schedules, at the SEC's public reference room, located at 100 F Street, N.E., Washington, D.C. 20549, as well as on the Internet web site maintained by the SEC at www.sec.gov. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Information contained on any web site referenced in this information statement is not incorporated by reference into this information statement or the registration statement of which this information statement is a part.

After the spin-off, we will become subject to the information and reporting requirements of the Exchange Act and, in accordance with the Exchange Act, we will file periodic reports, proxy statements and other information with the SEC.

Our SEC filings will be available to the public at no charge from the SEC's website, as described above. You may also request a copy of our future SEC filings at no cost, by writing or telephoning us at:

Awesome Living, Inc.
Attn: Bill Glaser
9595 Wilshire Blvd., Suite 900
Beverly Hills, CA 90212
Phone: (310) 998-8909

You should rely only on the information contained in this information statement or to which we have referred you. We have not authorized any person to provide you with different information or to make any representation not contained in this information statement.

HAROLD Y. SPECTOR, CPA	SPECTOR & ASSOCIATES, LLP	70 SOUTH LAKE AVENUE
STEVEN M. SPECTOR, CPA	Certified Public Accountants	SUITE 630
	(888) 584-5577 FAX (626) 584-6447 admin@swdcpa.com	PASADENA, CA 91101

To the Board of Directors and
Stockholders of uKarma Corporation

We have audited the accompanying balance sheets of uKarma Corporation as of December 31, 2009 and 2008, and the related statements of operations, changes in stockholders equity (deficit), and cash flows for the years then ended. These financial statements are the responsibility of the companys management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the companys internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of uKarma Corporation as of December 31, 2009 and 2008, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3, the Companys ability to continue in the normal course of business is dependent upon the success of future operations. The Company has recurring losses, substantial working capital deficiency, stockholders deficit and negative cash flows from operations. These conditions raise substantial doubt about the Companys ability to continue as a going concern. Managements plans regarding these matters are also described in Note 3. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/Spector & Associates, LLP
Pasadena, CA
April 9, 2010

UKARMA CORPORATION

BALANCE SHEETS

	As of
	December 31,	December 31,
	2009	2008
ASSETS
Current Assets
Cash	$85	$1,781
Accounts receivable	-	309
Due from stockholder	46,172	-
Merger and acquisition receivable	100,000	-
Other receivable	-	26,691
Prepaid expenses	67,380	70,863
Inventory	18,476	22,327
Total Current Assets	232,113	121,971

Property and equipment, net of accumulated depreciation of $9,742 for 2009, and $4,689 for 2008	18,242	391,514

Other Assets
Production costs, net of accumulated amortization of $335,864 for 2009, and $212,047 for 2008	283,221	407,038
Deposit	-	28,380
Patent	-	10,358
Total Other Assets	283,221	445,776

TOTAL ASSETS	$533,576	$959,261

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable	$318,396	196,161
Accrued expenses	176,546	66,677
Notes payable to unrelated parties, including accrued interest of $319 for 2009	10,819	-
Notes payable to related party, including accrued interest of $22,637 for 2008	-	207,768
Total Current Liabilities	505,761	470,606

Stockholders' Equity
Common stock, $0.001 par value; 100,000,000 shares authorized; 52,794,482 and 29,768,292 shares issued and outstanding in 2009 and 2008, respectively	52,795	29,768
Preferred stock, $0.001 par value; 20,000,000 shares authorized, none issued	-	-
Paid-in capital	7,807,670	6,548,088
Accumulated deficit	(7,832,650)	(6,089,201)
Total Stockholders' Equity	27,815	488,655

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$533,576	$959,261

See notes to financial statements

UKARMA CORPORATION

STATEMENTS OF OPERATIONS
For the years ended December 31, 2009 and 2008
	For the years
	ended December 31,
	2009	2008
Sales	$20,528	$86,339

Cost of Sale	1,226	4,048

Gross Profit	19,302	82,291

Selling, General and Administrative Expenses	1,738,427	2,741,825

Operating Loss	(1,719,125)	(2,659,534)

Other Income (Expenses)
Interest Expense	(23,524)	(16,758)
Total Other Income (Expense)	(23,524)	(16,758)

Net Loss before Income Taxes	(1,742,649)	(2,676,292)

Provision for Income Taxes	800	800

Net Loss	$(1,743,449)	$(2,677,092)

Loss Per Share-Basic and Diluted	$(0.04)	$(0.11)

Weighted Average Number of Shares	43,608,671	23,886,934

See notes to financial statements

UKARMA CORPORATION

STATEMENTS OF CHANGES IN STOCKHOLDERS EQUITY
For the years ended December 31, 2009 and 2008

	Common Stock		Paid-in	Stock	Accumulated
	Shares	Amount	Capital	Subscriptions	Deficit	Total
Balance at December 31, 2007	20,611,406	$20,611	$4,152,161	$147,200	$(3,412,109)	$907,863
Stock subscriptions issued	420,571	421	146,779	(147,200)		-
Sales of common stock	5,349,575	5,349	1,230,646			1,235,995
Issuance of common stock for services	3,386,740	3,387	771,947			775,334
Issuance of stock options			232,115			232,115
Issuance of stock warrants			14,440			14,440
Net Loss for the year ended
December 31, 2008					(2,677,092)	(2,677,092)
Balance at December 31, 2008	29,768,292	$29,768	$6,548,088	$-	$(6,089,201)	$488,655
Sales of common stock	1,288,266	1,288	137,712			139,000
Issuance of common stock for services	3,639,653	3,640	301,151			304,791
Issuance of stock options			195,352			195,352
Insurance of common stock for loan fees	750,000	750	20,750			21,500
Conversion loans and compensation to Common stock	17,348,271	17,349	329,617			346,966
Pending merger cash proceeds			275,000			275,000
Net Loss for the year ended
December 31, 2009					(1,743,449)	(1,743,449)
Balance at December 31, 2009	52,794,482	$52,795	$7,532,670	$-	$(7,832,650)	$27,815

See notes to financial statements

UKARMA CORPORATION

STATEMENTS OF CASH FLOWS
For the years ended December 31, 2009 and 2008

	For the years ended
	December 31,
	2009	2008
Cash Flow from Operating Activities:
Net loss	$(1,743,449)	$(2,677,092)
Adjustment to reconcile net loss to net cash used by operating activities:
Depreciation	5,053	2,760
Amortization of production costs	123,817	112,654
Loss on abandonment of leasehold improvements	492,119	-
Impairment of intangible assets	10,358	-
Issuance of stock for services	304,791	775,334
Issuance of stock for loan fee	21,500	-
Stock option expenses	195,352	232,115
Stock warrant expenses	-	14,440
(Increase) Decrease in:
Trade accounts receivable	309	(309)
Other receivable	-	(26,691)
Payroll tax refund receivable	7,159	-
Prepaid expenses	3,483	(15,717)
Inventory	3,851	1,220
Capitalized production costs	-	75,017
Deposit	28,380	(24,646)
Increase (Decrease) in:
Accounts payable	122,235	139,174
Accrued expenses	259,531	56,026
Net Cash Provided (Used) by Operating Activities	(165,511)	(1,335,715)

Cash Flow from Investing Activities:
Due from stockholder	(26,640)	-
Purchase of property and equipment	(123,900)	(383,563)
Net Cash Provided (Used) by Investing Activities	(150,540)	(383,563)

Cash Flow from Financing Activities:
Proceeds from notes payable	30,854	36,500
Repayments to notes payable	(30,499)	(35,000)
Proceeds from pending mergers	175,000	-
Proceeds from sale of stock	139,000	1,235,995
Net Cash Provided (Used) by Financing Activities	314,355	1,237,495

Net Increase (Decrease) in Cash	(1,696)	(481,783)

Cash Balance at Beginning of Year	1,781	483,564

Cash Balance at End of Year	$85	$1,781

Supplemental Disclosures:
Interest Paid	$48,666	$-
Taxes Paid	$800	$1,600
Noncash Investment and Financing Activities:
Conversion of notes payable and accrued interest into common stock	$202,735	$-
Conversion of accrued compensation into common stock	$144,231	$-
Receivable incurred for pending merger proceeds	$100,000	$-

See notes to financial statements

UKARMA CORPORATION

NOTES TO FINANCIAL STATEMENTS

NOTE 1 NATURE OF OPERATIONS

uKarma Corporation (the Company) was incorporated under the name of OM Capital Corporation in the State of Nevada on June 26, 2001.  On April 30, 2004, the Company changed its name to uKarma Corporation.  In 2006, the Company relocated its headquarter to the State of California and became a California foreign corporation.

The Company develops and markets proprietary branded personal health and wellness products, including fitness DVDs, nutraceuticals, and mind, body, and spirit goods and services, for fitness and health-conscious consumers.  The Company’s product lines target consumers who seek to enrich their physical, spiritual, and mental wellness.

Through infomercials and other marketing initiatives, the Company launched its initial products.  The goal of the infomercials is to generate initial working capital, and build a community of loyal customers.  From there, the Company will expand its product offerings into proprietary branded products primarily within the fitness and wellbeing multimedia and nutraceutical markets.  As the brand image builds, the Company intends to extend its brand systematically to other complementary consumer products that meet its stringent product guidelines and are consistent with its message of total health and happiness for oneself and others.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (GAAP).

Use of estimates: The preparation of the accompanying financial statements in conformity with U.S. GAAP requires management to make certain estimates and assumptions that directly affect the results of reported assets, liabilities, revenue, and expenses. Actual results may differ from these estimates.

Revenue recognition: The Company generally recognizes product revenue when persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable, and collectability is probable. In instances where the final acceptance of the product is specified by the customer, revenue is deferred until all acceptance criteria have been met. Customers prepayments are deferred until products are shipped and accepted by the customers. No provisions were established for estimated product returns and allowances based on the Companys historical experience.

Cash Equivalents: For purposes of the statements of cash flows, the Company considers all highly liquid debt instruments with an original maturity of three months or less to be cash equivalents.

Concentration of Cash: The Company places its cash and cash equivalents with high quality financial institutions. At times, cash balances may be in excess of the FDICs insurance limits. Management considers the risk to be minimal.

Inventories: Inventories consist of finished goods and are stated at the lower of cost or market, using the first-in, first-out method.

UKARMA CORPORATION

NOTES TO FINANCIAL STATEMENTS

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Property and Equipment: Property and equipment are valued at cost. Maintenance and repair costs are charged to expenses as incurred. Depreciation is computed on the straight-line method based on the estimated useful lives of the assets, generally 5 to 7 years. Depreciation expense for the year then ended December 31, 2009 and 2008 was $5,053 and $2,760, respectively.

Patents: The Company capitalizes patent costs as incurred, excluding costs associated with Company personnel, relating to patenting its technology. The majority of capitalized costs represent legal fees related to a patent application. As of the balance sheet date, the Company determines that a patent application is not likely to be awarded or elects to discontinue payment of required maintenance fees for a particular patent, the Company, at that time, records as expense the capitalized amount of such patent application or patent.

Fair value of financial instruments: All financial instruments are carried at amounts that approximate estimated fair value.

Income Taxes: Income tax expense is based on pretax financial accounting income. Deferred tax assets and liabilities are recognized for the expected tax consequences of temporary differences between the tax bases of assets and liabilities and their reported amounts.

Advertising Costs: All costs associated with advertising and promoting the Companys products and services are expensed as incurred. Advertising expense for the year then ended December 31, 2009 and 2008 was $15,987 and $319,761, respectively.

Net Loss Per Share: Basic net loss per share includes no dilution and is computed by dividing net loss available to common stockholders by the weighted average number of common stock outstanding for the period.  Diluted net loss per share does not differ from basic net loss per share since potential shares of common stock are anti-dilutive for all periods presented.  Potential shares consist of restricted common stock, stock warrants, and stock options.

Stock Based Compensation:  Effective January 1, 2006, the Company adopted the fair value recognition provisions of FASB Statement No. 123(R), Shares-Based Payment (SFAS 123R), using the modified-prospective-transition method.  Under that transition method, compensation cost recognized in 2006 includes: (a) compensation cost for all share-based payments granted prior to, but not yet vested as of January 1, 2006 based of the grant date fair value calculated in accordance with the original provisions of SFAS 123, and (b) compensation cost for all share-based payments granted subsequent to December 31, 2005, based on the grant-date fair value estimated in accordance with the provisions of SFAS 123(R).  As a result of adopting SFAS 123(R) on January 1, 2006, the Company reorganized pre-tax compensation expense related to stock options of $195,352 and $232,115 for year then ended December 31, 2009 and 2008, respectively.

UKARMA CORPORATION

NOTES TO FINANCIAL STATEMENTS

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

The Company accounts for stock issued to non-employees in accordance with the provisions of SFAS No. 123R and the EITF Issue No. 00-18, Accounting For Equity Instruments That Are Issued To Other Than Employees for Acquiring, Or In Conjunction With Selling, Goods Or Services. SFAS No. 123R states that equity instruments that are issued in exchange for the receipt of goods or services should be measured at the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable. Under the guidance in Issue 00-18, the measurement date occurs as of the earlier of (a) the date at which a performance commitment is reached or (b) absent a performance commitment, the date at which the performance necessary to earn the equity instruments is complete (that is, the vesting date).

New Accounting Pronouncements: In April 2009, the FASB issued three Staff Positions (FSPs): (i) FSP FAS 157-4, Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly, (ii) FSP FAS 107-1 and APB 28-1, Interim Disclosures about Fair Value of Financial Statements, and (iii) FSP FAS 115-2 and FAS 124-2, Recognition and Presentation of Other-Than-Temporary Impairments. The pronouncements intended to provide additional application guidance and enhance disclosures regarding fair value measurements and impairments of securities, but they will not be applicable to the current operations of the Company. Therefore a description and the impact on the Companys operations and financial position for each of the pronouncements above have not been disclosed.

In June 2009, the FASB issued SFAS No. 168, The FASB Accounting Standards Codification TM and the Hierarchy of Generally Accepted Accounting Principles a replacement of FASB Statements No. 162. The statement establishes the Accounting Standards Codification TM (Codification) as the source of authoritative U.S. GAAP recognized by the FASB to be applied by nongovernmental entities. Under the Codification, all of its content will carry the same level of authority. This statement is effective for financial statements issued for interim and annual periods ending after September 15, 2009. The adoption of this statement did not have a material impact on the Companys financial position or results of operations.

In June 2009, the FASB issued SFAS No.167, Amendments to FASB Interpretation No. 46(R).  The statement changes the approach to determining the primary beneficiary of a variable interest entity (VIE) and requires companies to more frequently assess whether they must consolidate VIEs. This new standard is effective for fiscal years beginning after November 15, 2009. The Company is currently assessing the potential impacts, if any, on its financial statements.

In June 2009, the FASB issued SFAS No. 166, Accounting for Transfers of Financial Assets, an amendment of FASB Statement No. 140. The statement improves the relevance, representational faithfulness, and comparability of the information that a reporting entity provides in its financial statements about a transfer of financial assets; the effects of a transfer on its financial position, financial performance, and cash flows; and a transferors continuing involvement, if any, in transferred financial assets. This new standard is effective for fiscal years beginning after November 15, 2009. The Company is currently assessing the potential impacts, if any, on its financial statements.

In May 2009, the FASB issued SFAS No. 165, Subsequent Events. The statement establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. This new standard is effective for fiscal years or interim periods after June 15, 2009. The adoption of this statement did not have a material impact on the Companys financial position or results of operations.

UKARMA CORPORATION

NOTES TO FINANCIAL STATEMENTS

NOTE 3 GOING CONCERN

The Company's financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business.  In the near term, the Company expects operating costs to continue to exceed funds generated from operations.  As a result, the Company expects to continue to incur operating losses, and the operations in the near future are expected to continue to use working capital.

Management of the Company is actively increasing marketing efforts to increase revenues. The ability of the Company to continue as a going concern is dependent on its ability to meet its financing arrangement and the success of its future operations. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

NOTE 4 PREPAID EXPENSES

Prepaid expenses consisted of the following:

	December 31,	December 31,
	2009	2008
	(Audited)	(Audited)
Prepaid Royalty	$67,380	$68,581
Prepaid Legal	-	2,282
Total Prepaid Expenses	$67,380	$70,863

On April 25, 2008, the Company entered into an agreement with a coauthor for its diet and nutrition book that it is self publishing and plans to market direct to customers.  Pursuant to this agreement, the Company paid the coauthor a $10,000 advance against future royalties.  The Company will pay the coauthor a 5% royalty if uKarma acts as the publisher or a 2 % royalty if uKarma engages a third party publisher after the $10,000 advance is recouped.

On March 26, 2008, the Company entered into an agreement with an author to write a book related to diet and nutrition that the Company plans to self publish and market directly to consumers. Pursuant to the agreement, the author will be paid a $40,000 advance on royalties with the following arrangement: $15,000 payable upon execution of the agreement; $15,000 payable on or before the completion and delivery of the first 50% of the book; and $10,000 on full completion, delivery, and acceptance of the book.  The $40,000 advance on royalties is based on the first 50,000 books sold. The author will receive a 5% royalty on sales above 50,000 books sold where the Company acts as the publisher and 2 1/2% royalty on sales above 50,0000 books sold if the Company engages a third party publisher.  As of December 31, 2009, no advance payment has been paid.

On April 19, 2006, the Company entered into an agreement with a consultant to provide consulting and advisory services for the Company, to appear in the Companys yoga, health, and wellness film productions, to assist in scriptwriting for the projects such as classes, interviews and introductions, to participate in the projects rehearsals, and to assist in marketing and promoting the projects. Accordingly, the Company shall pay a royalty of 8% on the first $300,000 and 10% on above $300,000 on all gross revenue, net of returns, refunds, chargebacks, taxes, and shipping and handling charges. As of December 31, 2009, there is a balance of $57,380 after advancing $70,000 and deducting royalties to the 2009 sales. Future royalty obligations will be deducted from the current balance.

UKARMA CORPORATION

NOTES TO FINANCIAL STATEMENTS

NOTE 5 PROPERTY AND EQUIPMENT

Property and equipment consisted of the following:

	December 31,	December 31,
	2009	2008
	(Audited)	(Audited)
Furniture & Fixtures	$15,459	$13,721
Machinery & Equipment	12,525	12,525
Studio Leasehold Improvements	-	369,957
	27,984	396,203
Accumulated Depreciation	(9,742)	(4,689)

Property and Equipment, net	$18,242	$391,514

NOTE 6 PRODUCTION COSTS

The Company capitalized costs incurred for recording seven fitness videos master copies.  As of December 31, 2009, total costs of $619,085 were capitalized.  All costs consisted of in-production costs only.

Beginning in the second quarter of 2007, the costs were amortized on a straight-line method over the estimated life of the recorded performances, which is five years.  The Company recorded an amortization expense of $123,817 and $112,654 for the year ended December 31, 2009 and 2008, respectively.

NOTE 7 PATENT

The Company filed for a patent for three proprietary yoga mats, which it believes provide unique functions and benefits compared to yoga mats currently in the market.  As of the balance sheet date, the Company determined that the patent application is not likely to be awarded, accordingly, recognized an impairment loss of $10,358. The impairment loss was included in legal expense for 2009.

NOTE 8 MERGER AND ACQUISITION

On October 19, 2009, the Company and its wholly owned subsidiary, GCC Merger Sub Corporation (Merger Sub), entered into a Merger Agreement with Galen Capital Corporation (GCC) dated as of October 15, 2009 (Agreement).  This followed a previously executed Letter of Intent between the Company and GCC dated June 11, 2009.

Under the Agreement, Merger Sub would merge with GCC such that following the merger (Merger or Transaction), GCC would be a wholly owned subsidiary of the Company.  As consideration for the transaction, the Company would issue to GCC security holders that number of shares of common stock on a fully diluted basis (Common Shares) such that following such issuance, GCC security holders would hold 95% of the outstanding Company Common Shares on a fully diluted basis.  GCC common stock would be exchanged for the Company Common Shares.  GCCs convertible preferred stock, options, and warrants would be exchanged for equivalent the Companys preferred stock, options, and warrants. In addition, GCC agreed to pay the Company an amount equal to $275,000.

UKARMA CORPORATION

NOTES TO FINANCIAL STATEMENTS

NOTE 8 MERGER AND ACQUISITION (continued)

On December 22, 2009, the Company amended the Merger Agreement with GCC. Under the amended agreement, the closing date has changed to May 15, 2010. GCC has also agreed to pay the Company an amount equal to $475,000 (Cash Payment) and replaced the previous agreement amount of $275,000. As of December 31, 2009, $175,000 of the Cash Payment has already been paid to uKarma as a non-refundable deposit along with  $11,000 of expenses. The remaining balance of the Cash Payment shall be paid in three equal installments of $100,000 on or before December 31, 2009, January 30, 2010 and March 31, 2010. The Company recorded a receivable of $100,000 for the installment that was due on December 31, 2009.

NOTE 9 ACCRUED EXPENSES

Accrued expenses consisted of the following:

	December 31,	December 31,
	2009	2008
Accrued Professional Fees	$28,700	$15,000
Accrued Salaries	146,246	41,404
Employee Reimbursable	-	6,955
Accrued Sales Tax	-	18
Accrued Income Tax	1,600	800
Others	-	2,500
Total Accrued Expenses	$176,546	$66,677

NOTE 10 NOTES PAYABLE

The notes payable to unrelated parties bear interest at 6% per annum and are due on one year anniversary of May 2009 and September 2009. As of December 31, 2009, the balance was $10,819 including accrued interest of $319.

During the year ended December 31, 2009, a notes payable to a related party of $202,735, including accrued interest of $27,749, was converted into shares of the Companys common stock. As of December 31, 2008, the balance was $207,768, including accrued interest of $22,637.

NOTE 11 STOCKHOLDERS EQUITY

During the year ended December 31, 2009, the Board of Directors of the Company approved the issuance of an aggregate 3,639,653 shares of Companys common stock to various providers in consideration of their services to the Company.  The shares were valued and charged to operations based on the opening trading price on the grant date, or $304,791 in the aggregate.

UKARMA CORPORATION

NOTES TO FINANCIAL STATEMENTS

NOTE 11 STOCKHOLDERS EQUITY (continued)

During the year ended December 31, 2009, the Board of Directors of the Company approved the issuance of an aggregate 17,348,271 restricted shares of common stock to its Chief Executive Officer in consideration for cancellation of debt and deferred and accrued compensation owed by the Company to the CEO pursuant to a Conversion Agreement entered into between the Company and the CEO on June 11, 2009.  The shares were valued based on the opening bid price on the grant date, or $346,966 in the aggregate.

Through December 31, 2009, the Company received $139,000 and sold 1,288,266 shares of the Companys common stock at a price of $0.06 to $0.15 per share in a self-private placement offering.

On September 17, 2009, the Board of Directors of the Company approved the issuance of an aggregate 250,000 restricted shares of common stock to an individual in connection with a loan made by him to the Company. The shares were valued based on the opening bid price on the grant date, or $7,500 in the aggregate.

On August 17, 2009, the Board of Directors of the Company approved the issuance of an aggregate 200,000 restricted shares of common stock to an individual in connection with a loan made by him to the Company. The shares were valued based on the opening bid price on the grant date, or $8,000 in the aggregate.

On June 11, 2009, the Board of Directors of the Company approved the issuance of an aggregate 300,000 restricted shares of common stock to an individual in connection with a loan made by him to the Company. The shares were valued based on the opening bid price on the grant date, or $6,000 in the aggregate.

During the year ended December 31, 2008, the Board of Directors of the Company approved the issuance of an aggregate 3,386,740 shares of the Companys common stock to various providers as consideration for their services to the Company. The shares were valued and charged to operations at a price of $0.12 to $0.35 per share, or $775,334 in the aggregate. The valuation was based on the closing trading price and/or the public offering prior to June 2008 of $0.35 per share, with discounts, if applicable as per the service agreements.

During the year ended December 31, 2008, the Company received $859,750 and sold 2,456,428 shares of the Companys common stock pursuant to the August 6, 2007 offering at a price of $0.35 per share. The Company also sold 2,893,147 shares of its common stock and received $376,245 in a self-private placement offering.

NOTE 12 - PROVISION FOR INCOME TAXES

Provision of income tax consists of a minimum state franchise tax of $800 for the year ended December 31, 2009 and 2008, respectively.

The Company has net operating loss carryforwards, approximately of $7,513,900 and $6,058,451, which is suspended until 2010, to reduce future federal and state taxable income as of December 31, 2009 and 2008, respectively. To the extent not utilized, the carryforwards will begin to expire through 2028 for federal tax purposes and through 2020 for state tax purposes. The Companys ability to utilize its federal net operating loss carryforwards is uncertain and thus a valuation reserve has been provided against the Companys net deferred tax assets.

UKARMA CORPORATION

NOTES TO FINANCIAL STATEMENTS

NOTE 12 - PROVISION FOR INCOME TAXES (continued)

The deferred tax asset as of December 31, 2009 and 2008 consists of the following:

	2009	2008
Tax Benefit on Net Operating Loss Carryforward	$2,629,865	$2,120,458
Less: Valuation Allowance	(2,629,865)	(2,120,458)
Net Deferred Tax Asset	$-	$-

NOTE 13 NET LOSS PER SHARE

The following table sets forth the computation of basic and diluted net loss per share:

	For years ended
	December 31,
Numerator:	2009	2008
Net Loss	$(1,743,449)	$(2,677,092)
Denominator:
Weighted Average of Common Shares	43,608,671	23,886,934

Basic and Diluted Net Loss per Share	$(0.04)	$(0.11)

There were no dilutive securities for the year ended December 31, 2009.

As the Company incurred a net loss for the year ended December 31, 2009, the effect of dilutive securities totaling 250,000 equivalent shares has been excluded from the calculation of diluted loss per share because their effect was anti-dilutive.

There were also 11,777,000 and 6,527,000 shares out-of-money stock options and warrants excluded from the calculation of diluted net loss per share for the year ended December 31, 2009 and 2008, respectively, because their exercise prices were greater than the average fair market price of the common stock.

NOTE 14 2006 STOCK OPTION PLAN

On January 1, 2006, the Board of Directors approved and adopted the 2006 Stock Option, Deferred Stock and Restricted Stock Plan (the Plan) to provide the issuance of non-qualified and/or incentive stock options to employees, officers, directors and consultants and other service providers.  Generally, all options granted expire ten years from the date of grant.  All options have an exercise price equal to or higher than the fair market value of the Companys stock on the date the options were granted.  It is the policy of the Company to issue new shares for stock option exercised and restricted stock, rather than issued treasury shares.  Options generally vest over ten years.  The Plan reserves 7,500,000 shares of common stock under the Plan and shall be effective through December 31, 2015.

UKARMA CORPORATION

NOTES TO FINANCIAL STATEMENTS

NOTE 14 2006 STOCK OPTION PLAN (continued)

A summary of the status of stock options issued by the Company as of December 31, 2009 and 2008 is presented in the following table:

	2009		2008
		Weighted		Weighted
	Number	Average	Number	Average
	of	Exercise	of	Exercise
	Shares	Price	Shares	Price
Outstanding at beginning of year	5,295,000	$0.20	5,250,000	$0.20
Granted	-	-	45,000	$0.35
Exercised/Expired/Cancelled	-	-	-	-
Outstanding at end of period	5,295,000	$0.20	5,295,000	$0.20

Exercisable at end of period	4,265,000	$0.20	3,208,344	$0.20

The fair value of the stock option granted is estimated on the date of grant using the Black-Scholes option valuation model. This model uses the assumptions listed in the table below. Expected volatilities are based on the estimated volatility of the Companys stock. The risk-free rate for periods within the expected life of the option is based on the U.S. Treasury yield curve in effect at the time of grant.

	2009	2008
Weighted average fair value per option granted	N/A	$0.11
Risk-free interest rate	N/A	3.23%
Expected dividend yield	N/A	0%
Expected lives	N/A	5
Expected volatility	N/A	29.49%

The following table sets forth additional information about stock options outstanding at December 31, 2009:

		Weighted
		Average	Weighted
Range of		Remaining	Average
Exercise	Options	Contractual	Exercise	Options
Prices	Outstanding	Life	Price	Exercisable
$0.20-$0.35	5,295,000	5.76	$0.20	4,265,000
	5,295,000	5.76	$0.20	4,265,000

UKARMA CORPORATION

NOTES TO FINANCIAL STATEMENTS

NOTE 14 2006 STOCK OPTION PLAN (continued)

As of December 31, 2009, there was $97,574 of total unrecognized compensation cost related to non-vested share-based compensation arrangements granted under the Plan.  That cost is expected to be recognized over a weighted average period of 0.52 years.

As of December 31, 2008, there was $292,926 of total unrecognized compensation cost related to non-vested share-based compensation arrangements granted under the Plan.  That cost is expected to be recognized over a weighted average period of 1.49 years.

NOTE 15 STOCK WARRANTS

As of December 31, 2009, the Company had warrants to purchase 6,482,000 shares of the Companys common stocks. The warrants are exercisable from $0.25 to $1.00 and will expire through October 2012.

The Company recognized $14,440 stock warrant expense for the year ended December 31, 2008.  No stock warrant expense was recognized for the year ended December 31, 2009.

NOTE 16 RELATED PARTY TRANSACTIONS

During the year ended December 31, 2008, the Company paid $23,500 to a director for his consulting services to the Company. During the year ended December 31, 2009, the Company paid $14,285 in 714,250 shares of the Companys common stock for his services to the Company.

As of December 31, 2008, the Company had an employee advance of $19,532 due from the Companys CEO. The Company also had accrued salary of $38,462 payable to the CEO. The advance will be netted against the accrued salary payable when it is reported to the Internal Revenue Service. In addition, the Company had an employee reimbursable of $6,955 due to the Companys CEO. The reimbursable did not carry interest and payable on demand.

As of December 31, 2009, the Company had an employee advance of $46,173 due from the Companys CEO. The Company also had accrued salary of $134,615 payable to the CEO. The advance will be netted against the accrued salary payable when it is reported to the Internal Revenue Service.

NOTE 17 LEGAL DISPUTE

On June 17, 2009, Jeffrey Fischer (the Landlord) filed a compliant against uKarma Corporation and Bill Glaser, our Chief Executive Officer, in the Los Angeles Superior Court in Los Angeles, California. The Landlord claimed that we owe back rent on the lease of our yoga and fitness studio in Sherman Oaks, California and sought to recover $222,859.97 and evict us from the subject property. We denied liability and contend that the Landlord never reimbursed us for a tenant improvement allowance of $165,000 pursuant to the lease along with other breaches by the Landlord. The judge in the cased denied a writ of attachment motion that was submitted by the Landlord.  A settlement could not be reached between the parties, and as such the Company vacated the property on September 30, 2009.  On December 2, 2009, the Landlord filed a First Amended complaint naming the Company, Mr. Glaser, and Fred Tannous, a director of the Company, and a number of unrelated parties and adding additional causes of actions and damages totaling $1,066,660.00.  The Company filed a demurer that was heard and sustained by the court on March 2, 2010.  As a result of the judges ruling, there is currently no pending complaint on file against the Company, Mr. Glaser and Mr. Tannous.  The judge did provide the Landlord with the right to amend the complaint within 45 days from March 2, 2010.  If and when he does so, we plan to defend such claims that we believe are false and frivolous along with initiating legal action against the Landlord for full recovery of all tenant improvements it incurred to date along with other damages.

UKARMA CORPORATION

NOTES TO FINANCIAL STATEMENTS

NOTE 18 SUBSEQUENT EVENTS

On March 9, 2010 and pursuant to the terms of the Merger Agreement between the Company and GCC, the Company received a payment in the amount of $100,000 towards the Cash Payment that is due under the agreement and $12,500 worth of expenses.

UKARMA CORPORATION

BALANCE SHEETS (unaudited)

	As of
	June 30,	December 31,
	2010	2009

ASSETS
Current assets:
Cash	$18,678	$85
Due from stockholder	149,673	46,172
Merger and acquisition receivable	14,500	100,000
Prepaid expenses	67,320	67,380
Inventory	18,108	18,476
Total current assets	268,279	232,113

Property and equipment, net of accumulated depreciation of $12,297 for 2010, and $9,742 for 2009	15,687	18,242

Production costs, net of accumulated amortization of $397,773 for 2010, and $335,864 for 2009	221,312	283,221

TOTAL ASSETS	$505,278	$533,576

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)
Current liabilities:
Accounts payable	$275,321	$318,396
Accrued expenses	308,202	176,546
Notes payable to unrelated parties, including accrued interest of $561 for 2010, and $319 for 2009	8,561	10,819
Total current liabilities	592,084	505,761

Stockholders' equity (deficiency):
Common stock, $0.001 par value; 100,000,000 shares authorized; 52,794,482 shares issued and outstanding in 2010 and 2009, respectively	52,795	52,795
Preferred stock, $0.001 par value; 20,000,000 shares authorized, none issued	-	-
Paid-in capital	8,128,564	7,807,670
Accumulated deficit	(8,268,165)	(7,832,650)
Total stockholders' equity (deficiency)	(86,806)	27,815

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)	$505,278	$533,576

The accompanying notes are an integral part of these financial statements

UKARMA CORPORATION

STATEMENTS OF OPERATIONS
For the three and six months ended June 30, 2010 and 2009 (unaudited)

	For three months ended		For six months ended
	June 30,		June 30,
	2010	2009	2010	2009
Sales	$75	$4,392	$784	$17,823

Cost of sales	16	371	367	1,144
Gross profit	59	4,021	417	16,679

Selling, general and administrative expenses	216,911	223,166	428,611	754,067

Operating loss	(216,852)	(219,145)	(428,194)	(737,388)

Other income (expense):
Interest expense	(2,681)	(7,068)	(6,521)	(14,567)
Total other income (expense)	(2,681)	(7,068)	(6,521)	(14,567)

Net loss before income taxes	(219,533)	(226,213)	(434,715)	(751,955)
Provision for income taxes	-	-	800	800
Net loss	$(219,533)	$(226,213)	$(435,515)	$(752,755)

Loss per share - basic and diluted	$(0.00)	$(0.01)	$(0.01)	$(0.02)

Weighted average number of shares	52,794,482	37,420,288	52,794,482	34,624,054

The accompanying notes are an integral part of these financial statements

UKARMA CORPORATION

STATEMENTS OF CASH FLOWS
For the six months ended June 30, 2010, and 2009 (unaudited)

	For six months ended
	June,
	2010	2009
Cash flows from operating activities:
Net loss	$(435,515)	$(752,755)
Adjustment to reconcile net loss to net cash used by operating activities:
Depreciation	2,555	2,498
Amortization of production costs	61,909	61,909
Issuance of stock for services	-	304,791
Issuance of stock for loan fees	-	6,000
Stock-based compensation	95,894	99,458
(Increase) decrease in:
Trade accounts receivable	-	309
Payroll tax refund receivable	-	6,739
Employee advances	-	19,532
Prepaid expenses	60	3,406
Inventory	368	3,769
Deposit	-	6,380
Increase (decrease) in:
Accounts payable	(43,075)	53,050
Accrued expenses	131,898	127,417
Refundable good faith deposit	-	50,000
Net cash used by operating activities	(185,906)	(7,497)

Cash flows from investing activities:
Due from stockholder	(103,501)	(7,000)
Purchase of property and equipment	-	(121,900)
Net cash used by investing activities	(103,501)	(128,900)

Cash flows from financing activities:
Proceeds from notes payable	-	26,354
Repayments of note payable	(2,500)	(30,499)
Proceeds from pending merger	310,500	-
Proceeds from sale of stock	-	139,000
Net cash provided by financing activities	308,000	134,855

Net increase (decrease) in cash	18,593	(1,542)

Cash at beginning of year	85	1,781

Cash at end of period	$18,678	$239

Supplemental disclosures:
Interest paid	$6,279	$-
Taxes paid	$-	$-

Noncash investment and financing activities:
Conversion of notes payable and accrued interest into common stock	$-	$202,735
Conversion of accrued compensation into common stock	$-	$144,231

The accompanying notes are an integral part of these financial statements

UKARMA CORPORATION

NOTES TO FINANCIAL STATEMENTS (unaudited)

NOTE 1 NATURE OF OPERATIONS

uKarma Corporation (the Company) was incorporated under the name of OM Capital Corporation in the State of Nevada on June 26, 2001.  On April 30, 2004, the Company changed its name to uKarma Corporation.  In 2006, the Company relocated its headquarters to the State of California, and became a California foreign corporation.

uKarma Corporation develops and markets proprietary branded personal health and wellness  products, including fitness DVDs, nutraceuticals, and mind, body, and spirit goods and services,  for fitness and health-conscious consumers.  The Company’s product lines target consumers who seek to enrich their physical, spiritual and mental wellness.

Through infomercials and other marketing initiatives, uKarma launched its initial products.  The goal of the  infomercials is to  generate  initial  working  capital and  build  a  community  of  loyal  customers.  From there, the Company expects to expand its product offerings into proprietary branded products primarily within the fitness and well-being multimedia and nutraceutical markets.  As the brand image builds, the Company intends to extend its brand systematically to other complementary consumer products that meet its stringent product guidelines and are consistent with its message of total health and happiness for oneself and others.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (GAAP).

Presentation of Interim Information: The financial information at June 30, 2010 and for the three and six months ended June 30, 2010 and 2009 are unaudited but include all adjustments (consisting only of normal recurring adjustments) that the Company considers necessary for a fair presentation of the financial information set forth herein, in accordance with accounting principles generally accepted in the United States of America ("GAAP") for interim financial information. Accordingly, such information does not include all of the information and footnotes required by GAAP for annual financial statements. For further information refer to the financial statements and footnotes thereto included in the Company's Annual Report on Form 10-K for the year ended December 31, 2009.

The balance sheet as of December 31, 2009 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by U.S. GAAP for complete financial statements.

The results for the three and six months ended June 30, 2010 may not be indicative of results for the year ending December 31, 2010 or any future periods.

Use of Estimates: The preparation of the accompanying financial statements in conformity with U.S. GAAP requires management to make certain estimates and assumptions that directly affect the results of reported assets, liabilities, revenue, and expenses. Actual results may differ from these estimates.

Revenue Recognition: The Company generally recognizes product revenue when persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable, and collectability is probable. In instances where the final acceptance of the product is specified by the customer, revenue is deferred until all acceptance criteria have been met. Customers prepayments are deferred until products are shipped and accepted by the customers. At June 30, 2010 and December 31, 2009, no provisions were established for estimated product returns and allowances based on the Companys historical experience.

UKARMA CORPORATION

NOTES TO FINANCIAL STATEMENTS (unaudited)

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Concentration of Cash: The Company places its cash with high quality financial institutions. At times, cash balances may be in excess of the FDICs insurance limits. Management considers the risk to be minimal.

Inventories: Inventories consist of finished goods and are stated at the lower of cost or market, using the first-in, first-out method.

Property and Equipment: Property and equipment are valued at cost. Maintenance and repair costs are charged to expense as incurred. Depreciation is computed on the straight-line method based on the estimated useful lives of the assets, generally 5 to 7 years. Depreciation expense for the three months ended June 30, 2010 and 2009 was $1,277 and $1,278, respectively. Depreciation expense for the six months ended June 30, 2010 and 2009 was $2,555 and $2,498, respectively.

Production Costs: Production costs incurred for the master copies of the fitness videos are capitalized as an asset since the costs will be recovered from future sales. The asset is amortized over the estimated lives of the fitness videos using a revenue forecast method. As of June 30, 2010 and December 31, 2009, total costs of $619,085 were capitalized.

Production costs are stated at the lower of amortized cost or estimated fair value. The valuation of the production costs is reviewed on a title-by-title basis, when an event or change in circumstances indicates that the fair value of a video is less than its unamortized costs. The fair value of a video is determined using managements future revenue and cost estimates and a discounted cash flow approach. An impairment loss is recorded in the amount by which the unamortized costs exceed the estimated fair value of each video. Estimates of future revenue involve measurement uncertainty and it is therefore possible that reductions in the carrying value of the production costs may be required as a consequence of changes in managements future revenue estimates.

Fair Value of Financial Instruments: All financial instruments are carried at amounts that approximate estimated fair value.

Income Taxes: The Company accounts for income taxes in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 740 Income Taxes (FASB ASC 740). Under FASB ASC 740, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial statement reported amounts at each period end, based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. The provision for income taxes represents the tax expense for the period, if any, and the change during the period in deferred tax assets and liabilities. At June 30, 2010 and December 31, 2009, the Company has established a full reserve against all deferred tax assets.

FASB ASC 740 also provides criteria for the recognition, measurement, presentation and disclosure of uncertain tax positions. A tax benefit from an uncertain position may be recognized only if it is more likely than not that the position is sustainable upon examination by the relevant taxing authority based on its technical merit.

Advertising Costs: All costs associated with advertising and promoting the Companys products and services are expensed as incurred. Advertising expense for the three months and six months ended June 30, 2010 was negligible. Advertising expense for the three months and six months ended June 30, 2009 was $6,952 and $15,987, respectively.

Net Loss per Share: The Company applies FASB ASC 260, Earnings per Share. Basic earnings (loss) per share is computed by dividing earnings (loss) available to common stockholders by the weighted-average number of common shares outstanding. Diluted earnings (loss) per share is computed similar to basic earnings (loss) per share except that the denominator is increased to include additional common shares available upon exercise of stock options and warrants using the treasury stock method, except for periods for which no common share equivalents are included because their effect would be anti-dilutive.

UKARMA CORPORATION

NOTES TO FINANCIAL STATEMENTS (unaudited)

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Stock-Based Compensation:  The Company applies FASB ASC 718, Stock Compensation, when recording stock based compensation.  The fair value of each stock option award is estimated on the date of grant using the Black-Scholes option valuation model.  Generally, all options granted expire ten years from the date of grant.  All options have an exercise price equal to or higher than the fair market value of the Companys stock on the date the options were granted.  The Company recognized pre-tax compensation expense related to stock options of $47,947 and $95,894 for three months and six months ended June 30, 2010, respectively.  The Company recognized pre-tax compensation expense related to stock options of $47,947 and $99,458 for the three and six months ended June 30, 2009, respectively.

The Company accounts for stock issued to non-employees in accordance with the provisions of FASB ASC 505-50 Equity Based Payments to Non-Employees (FASB ASC 505-50) and EITF Issue No. 00-18, Accounting For Equity Instruments That Are Issued To Other Than Employees for Acquiring, Or In Conjunction With Selling, Goods Or Services. FASB ASC 505-50 states that equity instruments that are issued in exchange for the receipt of goods or services should be measured at the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable. Under the guidance in Issue 00-18, the measurement date occurs as of the earlier of (a) the date at which a performance commitment is reached or (b) absent a performance commitment, the date at which the performance necessary to earn the equity instruments is complete (that is, the vesting date).

New Accounting Pronouncements: Management does not believe that any recently issued, but not yet effective accounting standards, if adopted, will have a material effect on our financial statements.

NOTE 3 GOING CONCERN

The Company's financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business.  In the near term, the Company expects operating costs to continue to exceed funds generated from operations.  As a result, the Company expects to continue to incur operating losses, and the operations in the near future are expected to continue to use working capital.

Management of the Company is actively increasing marketing efforts to increase revenues. The ability of the Company to continue as a going concern is dependent on its ability to meet its financing arrangement and the success of its future operations. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

NOTE 4 PREPAID EXPENSES

Prepaid expenses consisted of the following:

On April 25, 2008, the Company entered into an agreement with a coauthor for its diet and nutrition book that it is self publishing and plans to market direct to customers.  Pursuant to this agreement, the Company paid the coauthor a $10,000 advance against future royalties.  The Company will pay the coauthor a 5% royalty if the Company acts as the publisher or a 2 % royalty if the Company engages a third party publisher after the $10,000 advance is recouped.  As of June 30, 2010 and December 31, 2009, the advance payment of $10,000 is included in prepaid expenses.

UKARMA CORPORATION

NOTES TO FINANCIAL STATEMENTS (unaudited)

NOTE 4 PREPAID EXPENSES (continued)

On March 26, 2008, the Company entered into an agreement with an author to write a book related to diet and nutrition that the Company plans to self publish and market directly to consumers. Pursuant to the agreement, the author will be paid a $40,000 advance on royalties with the following arrangement: $15,000 payable upon execution of the agreement; $15,000 payable on or before the completion and delivery of the first 50% of the book; and $10,000 on full completion, delivery, and acceptance of the book.  The $40,000 advance on royalties is based on the first 50,000 books sold. The author will receive a 5% royalty on sales above 50,000 books sold where the Company acts as the publisher and 2 1/2% royalty on sales above 50,0000 books sold if the Company engages a third party publisher.  As of June 30, 2010 and December 31, 2009, no advance payment had been paid.

On April 19, 2006, the Company entered into an agreement with a consultant to provide consulting and advisory services for the Company, to appear in the Companys yoga, health, and wellness film productions, to assist in scriptwriting for the projects such as classes, interviews and introductions, to participate in the projects rehearsals, and to assist in marketing and promoting the projects. Accordingly, the Company shall pay a royalty of 8% on the first $300,000 and 10% on above $300,000 on all gross revenue, net of returns, refunds, chargebacks, taxes, and shipping and handling charges. As of June 30, 2010 and December 31, 2009, there is a balance of $57,320 and $57,380, respectively, after advancing $70,000 and deducting royalties from sales. Future royalty obligations will be deducted from the current balance.

NOTE 5 PROPERTY AND EQUIPMENT

Property and Equipment consisted of the following:
	June 30,	December 31,
	2010	2009
Furniture & Fixtures	$15,459	$15,459
Machinery & Equipment	12,525	12,525
	27,984	27,984
Accumulated Depreciation	(12,297)	(9,742)

Property and Equipment, net	$15,687	$18,242

UKARMA CORPORATION

NOTES TO FINANCIAL STATEMENTS (unaudited)

NOTE 6 ACCRUED EXPENSES

Accrued expenses consisted of the following:

	June 30,	December 31,
	2010	2009
Accrued professional fees	$18,500	$28,700
Accrued salaries	288,102	146,246
Accrued income tax	1,600	1,600
Total accrued liabilities	$308,202	$176,546

NOTE 7 NOTES PAYABLE

The notes payable to unrelated parties bear interest at 6% per annum and are due on demand. As of June 30, 2010, the balance was $8,561, including accrued interest of $561.  As of December 31, 2009, the amount outstanding was $10,819, including accrued interest of $319.

NOTE 8 STOCKHOLDERS EQUITY

During the six months ended June 30, 2010, the Company did not issue any shares.

During the six months ended June 30, 2009, the Board of Directors of the Company approved the issuance of an aggregate 3,639,653 shares of Companys common stock to various providers in consideration of their services to the Company.  The shares were valued and charged to operations based on the closing trading price on the grant date, or $304,791 in the aggregate.

On June 11, 2009, the Board of Directors of the Company approved the issuance of an aggregate 17,348,271 restricted shares of common stock to its Chief Executive Officer in consideration for cancellation of debt and deferred and accrued compensation owed by the Company to the CEO pursuant to a Conversion Agreement entered into between the Company and the CEO on June 11, 2009.  The shares were valued based on the closing bid price on the grant date, or $346,966 in the aggregate.

On June 11, 2009, the Board of Directors of the Company approved the issuance of an aggregate 300,000 restricted shares of common stock to an individual in connection with a loan made by him to the Company. The shares were valued based on the closing bid price on the grant date, or $6,000 in the aggregate.

Through June 30, 2009, the Company received $139,000 and sold 1,288,266 shares of the Companys common stock at a price of $0.06 to $0.15 per share in a self-private placement offering.

UKARMA CORPORATION

NOTES TO FINANCIAL STATEMENTS (unaudited)

NOTE 9 MERGER AND ACQUISITION

On October 19, 2009, the Company and Galen Capital Corporation (GCC) entered into a Merger Agreement dated as of October 15, 2009 (Agreement) for a merger between GCC and a subsidiary of the Company to be formed prior to closing such that following the merger (Merger or Transaction), GCC would be a wholly owned subsidiary of the Company.  This followed a previously executed Letter of Intent between the Company and GCC dated June 11, 2009.

As consideration for the transaction, the Company would issue to GCC security holders that number of shares of common stock on a fully diluted basis (Shares) such that, following such issuance, GCC security holders would hold 95% of the Companys outstanding common stock on a fully diluted basis.  GCC common stock would be exchanged for the Companys common stock.  GCCs convertible preferred stock, options, and warrants would be exchanged for the equivalent of the Companys preferred stock, options, and warrants. In addition, GCC agreed to pay the Company an amount equal to $275,000.

On December 22, 2009, the Company amended the Merger Agreement with GCC. Under the amended agreement, the closing date was changed to May 15, 2010. (See note 13.) GCC also agreed to pay the Company an amount equal to $475,000 (Cash Payment), which replaced the previous agreement amount of $275,000.  As of June 30, 2010, $460,500 of the Cash Payment had been paid to uKarma as a non-refundable deposit along with $36,000 of expenses. As of June 30, 2010 and December 31, 2009, the Company recorded a receivable of $14,500 and $100,000, respectively, for the deposit.

NOTE 10 NET LOSS PER SHARE

The following table sets forth the computation of basic and diluted net loss per share:

	For three months ended		For six months ended
	June 30,		June 30,
	2010	2009	2010	2009
Numerator:
Net Loss	$(219,533)	$(226,213)	$(435,515)	$(752,755)
Denominator:
Weighted Average of Common Shares	52,794,482	37,420,288	52,794,482	34,624,054

Basic and Diluted Net Loss per Share	$(0.00)	$(0.01)	$(0.01)	$(0.02)

There were no dilutive securities for the three months and six months ended June 30, 2010 and June 30, 2009.

For the three and six months ended June 30, 2010 and 2009, there were 7,977,000 and 11,777,000 shares, respectively, of out-of-the-money stock options and warrants excluded from the calculation because they are anti-dilutive.

UKARMA CORPORATION

NOTES TO FINANCIAL STATEMENTS (unaudited)

NOTE 11 STOCK WARRANTS

During the six months ended June 30, 2010, 3,800,000 warrants expired.

As of June 30, 2010, the Companys remaining outstanding and exercisable warrants were for the purchase of 2,682,000 shares of the Companys common stock.  The warrants have exercise prices ranging from $0.25 to $1.00 and will expire through October 2012.

No stock warrant expense was recognized for the three months and six months ended June 30, 2010 and June 30, 2009.

NOTE 12 LEGAL DISPUTE

On June 17, 2009, Jeffrey Fischer (the Landlord) filed a complaint against uKarma Corporation and Bill Glaser, our Chief Executive Officer, in the Los Angeles Superior Court in Los Angeles, California. The Landlord claimed that we owe back rent on the lease of our yoga and fitness studio in Sherman Oaks, California and sought to recover $222,859.97 and evict us from the subject property. We denied liability and contend that the Landlord never reimbursed us for a tenant improvement allowance of $165,000 pursuant to the lease along with other breaches by the Landlord. The judge in the cased denied a writ of attachment motion that was submitted by the Landlord.  A settlement could not be reached between the parties, and as such the Company vacated the property on September 30, 2009.  On December 2, 2009, the Landlord filed a First Amended complaint naming the Company, Mr. Glaser, and Fred Tannous, a director of the Company, and a number of unrelated parties and adding additional causes of actions and damages totaling $1,066,660.00.  The Company filed a demurer that was heard and sustained by the court on March 2, 2010.  The Landlord filed a Second Amended Complaint on April 23, 2010, and the Company filed a demurer and Motion to Strike that was heard by the court on July 19, 2010.  The judge sustained our demurrer without leave to amend on two causes of action in the Landlords complaint and sustained the remainder of the demurrer.  On July 23, 2010, Landlord filed a Third Amended Complaint, and the Company in turn filed another demurrer and Motion to Strike, which was heard by the Court in October 2010.  As of November 9, 2010, no ruling haas been made by the Court related to the most recent demurrer and Motion to Strike. If any part of the complaint survives the judges ruling to our demurer and Motion to Strike, we plan to defend such claims that we believe are false and frivolous along with initiating legal action against the Landlord for full recovery of all tenant improvements incurred to date along with other damages.

NOTE 13 SUBSEQUENT EVENTS

Management has evaluated subsequent events through August 12, 2010, the date which the financial statements were issued. Except as disclosed below, there were no additional subsequent events noted that would require adjustment to or disclosure in these financial statements.

On August 3, 2010, the Company agreed to cancel an employment agreement with its Chief Executive Officer and warrants to purchase 575,000 shares of common stock and options to purchase 5,000,000 shares of common stock held by the CEO.  In exchange, the Company will not be repaid for advances made to the CEO in the amount of $168,173 as of August 3, 2010.  These advances are reflected on the balance sheet as Due from stockholder.

On August 9, 2010, the Company entered into a Contribution Agreement with its newly formed wholly owned subsidiary, Awesome Living, Inc., in which all of the Companys assets and liabilities (with the exception of those liabilities related to public company expenses such as transfer agent, EDGAR filing, etc.) were transferred and assumed by Awesome Living, Inc in exchange for 10,558,896 shares of common stock of Awesome Living, Inc.

On August 11, 2010, the Company executed an amendment to the Merger Agreement with GCC.  Pursuant to the Agreement, Innolog Holdings Corporation, which had formerly been a subsidiary of Galen, is contemplated to merge with the Company and not GCC.  The Cash Payment changed to $525,000 from $475,000 along with an additional $12,500 of expenses.

On August 12, 2010, the Company established a record date of August 12, 2010 for a planned spinoff of its wholly owned subsidiary, Awesome Living, Inc.  It is contemplated that for every 5 shares of common stock of the Company owned on the record date, each shareholder will receive 1 share of common stock of Awesome Living, Inc. upon the effectiveness of the spinoff.

On August 12, 2010, the Company filed a Certificate of Amendment with the Secretary of  State in Nevada to increase its authorized shares of capital stock to 250,000,000, consisting of 200,000,000 shares of common stock, par value $.001 per share, and 50,000,000 shares of preferred stock, par value $.001 per share.